An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

WeLivv, Inc.

1,127,819 Shares of Class B Non-Voting Common Stock

Minimum purchase: 40 Shares ($266)

Our corporate name is WeLivv, Inc., doing business as “Moro” and “Moro.com”. We refer to our company in this offering circular as “we,” “us,” “our,” “our company,” “the company,” or “Moro.” We are offering a maximum of 1,127,819 shares of our Class B Non-Voting common stock at a price of $6.65 per share for aggregate maximum gross proceeds of $7,500,000 (the “Offering”). There is no minimum number of shares that must be sold to close this Offering. The minimum initial investment amount per subscriber is $266. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

This is our initial public offering, and no public market currently exists for our stock and none is expected to be established.

This Offering will continue until the earlier of (i) 180 days after qualification of the offering statement of which this offering circular is a part (which date may be extended one or more times by us, in our discretion), and (ii) the date when all the shares offered hereunder are sold, or such earlier time as we may determine in our sole discretion. We intend, but are not required to, conduct an initial closing of this Offering within 30 days after the qualification of the offering statement of which this offering circular is a part. Thereafter, we intend to conduct additional closings on an intermittent basis, with at least one, but no more than two, such closings being conducted in each subsequent 30-day period until the offering is completed. At each closing, our shares will be delivered via book entry to investors who have tendered funds for their shares, and such funds will become available to us. See “Plan of Distribution.”

This Offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings and there is no minimum offering amount. As such, subscribers have no right to the return of their funds during the Offering. We have engaged Prime Trust, LLC as an escrow agent to hold funds tendered by investors. We may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors.

	Number of Shares	Price to Public	Underwriting Discount and Commissions(1)	Escrow Fees(2)	Proceeds to Issuer(3)	Proceeds to Other Persons
Per share	1	$6.65	$.46	$.06	$6.13	$0.00
Total Maximum	1,127,819	$7,500,000	$415,000	$150,000	$6,935,000	$0.00

(1)	The company’s shares of Class B Non-Voting common stock are being offered on a best-efforts basis, (i) directly by the company and (ii) on the Republic platform (accessible at https://republic.co) pursuant to an agreement entered into with OpenDeal Broker LLC (“ODB”), an SEC registered broker-dealer that is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). In consideration for ODB’s services, ODB will receive in cash (i) for the dollar value of securities sold to investors pursuant to this Offering up to but not in excess of $2,000,000, a 6% commission on the dollar value of the securities issued to investors in this Offering; (ii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $2,000,000 but not greater than $5,000,000, a 4% commission on the dollar value of the securities issued to investors in this Offering; and (iii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $5,000,000; a 2% commission on the dollar value of the securities issued to investors in this Offering. Excepted from the cash commission calculation are those securities sold to any investor which the company has pre-identified to ODB and invests $25,000 or more in the Offering (“Excepted Investors”). Additionally, ODB will receive in securities of the same type as we are issuing in this Offering, (i) for the dollar value of securities sold to investors pursuant to this Offering up to but not in excess of $5,000,000, a 2% securities commission; and (ii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $5,000,000; a 1% securities commission. The Underwriting Discount and Commissions number stated in the table above assumes that the company raises $7,500,000 and includes both the cash and securities commission, and assumes no Excepted Investors. See the section entitled “Plan of Distribution.”

(2)	The cumulative fee for the escrow services to be provided by Prime Trust, LLC and payment processing services to be provided by Stripe, Inc. (and any other payment processor mutually agreed to by ODB and the company) is approximately two percent (2.0%) of the dollar value of the securities sold in the Offering at the time of closing.

(3)	The amounts shown are before deducting offering costs to us, which include legal, accounting, printing and other costs incurred in this Offering, which we estimate will be approximately $50,000. Additionally, the pass-through fee for all credit card processing fees is not included in the amounts shown but shall not exceed two and seven-tenths percent (2.7%) of the dollar value of the securities sold in the Offering.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.

Investing in this offering involves a high degree of risk, and you should not invest unless you can afford to lose your entire investment. See the section entitled “Risk Factors” for a discussion of certain risks that you should consider in connection with an investment in our securities.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

We are providing the disclosure in the format prescribed by Part II (a)(1)(i) of Form 1-A.

The approximate date of commencement of proposed sale to the public is October 1, 2021.

i

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

The specific discussions herein about our company include future expectations about our company’s business. The expectations are presented in this offering circular only as a guide about future possibilities and do not represent actual amounts or assured events. All estimates are based exclusively on our company management’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from our expectations.

ii

SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all the information that you should consider before deciding to invest in our securities. You should read this entire offering circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, each included elsewhere in this offering circular.

Our Company

Overview

WeLivv, doing business under the name Moro, is an online platform where consumers can shop for furniture, lighting, art, and other home accessories. Our website is www.Moro.com.

We believe Moro is unique among its competitors in regard to how customers interact with its platform in order to discover potential items to purchase. Unlike search engines like Google and e-retailers like Y-Lighting and Wayfair where products are generally presented as free-floating images, Moro seeks to contextualize each item by presenting it within the context of an actual home setting. For example, if a customer is searching for a lighting fixture, Moro presents the fixture results not as a series of photos of the fixture itself, but rather as incorporated in a photograph of a well-designed home setting.

Moro is able to present these results in this manner as a result of our proprietary technology that scans photographs of actual home settings and then identifies certain information about fixtures in the photograph, such as brand and model. Using this information, customers can then purchase the fixture directly through Moro.com (or, “our platform”). We then process the order, which is ultimately fulfilled by the manufacturer or distributor (or, “vendor-brand”). Moro generates revenue on the difference between the price it collects from the customer and the wholesale price it remits to the vendor-brand, with whom it has a wholesale vendor agreement. Currently, Moro has a wholesale vendor agreement with over four hundred and fifty leading home furnishing brands.

To date, we have been operating our platform at beta scale, meaning that we have restricted the number and type of users who can access our platform until the company has secured at least 6,000,000 photographs of home settings and 450 vendor-brands that have products available for sale on the platform, both of which we believe is necessary to offer a superior online shopping experience to our customers. We anticipate that the proceeds of this Offering, which we will use primarily for product development and marketing, will position the company to launch our platform fully within approximately 12 months of the closing of this Offering.

WeLivv, Inc was incorporated in Delaware on April 15, 2016. In August 2020, we formally started operating the under the name Moro and through the website www.Moro.com. The company’s corporate office is in New York City, New York.

The Offering

Securities offered	Up to 1,127,819 shares of our Class B Non-Voting common stock, par value of $.00010, for a maximum offering amount of $7,500,000.

Offering price per share	$6.65 per share.

Shares outstanding before the offering*	5,262,918 shares of our Class A Voting common stock.

Shares outstanding after this Offering*	Assuming this Offering is fully funded, there will be 6,390,737 shares of our common stock issued and outstanding, including 5,262,918 shares of Class A Voting common stock and 1,127,819 shares of Class B Non-Voting common stock.

Best efforts offering	We are offering shares on a “best efforts” basis. There is no minimum number of shares that must be sold to close this Offering.

No minimum Offering amount	We are not required to raise any minimum amount in this Offering before we may have an initial closing of this Offering. Investors should understand that we may have an initial or subsequent closing of this Offering even though an insignificant amount of capital has been raised.

Minimum subscription amount	There is a minimum subscription amount per investor of $266.

Restrictions on investment amount	Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Escrow account	We have established an escrow account with Prime Trust, LLC, who is acting as the escrow agent, into which subscriptions will be held pending closing. We may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. In the event that closing of this Offering does not occur, or an investor’s subscription is rejected, any funds received from such investor will be promptly returned without interest or deduction.

Termination of the Offering	This Offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is 180 days after this offering circular has been qualified by the Securities and Exchange Commission (which date may be extended one or more times by us, in our discretion), or (3) the date on which this Offering is earlier terminated by us in our sole discretion.

Use of proceeds

We estimate that, at a per share price of $6.65, the net proceeds from the sale of the 1,127,819 shares in this Offering will be approximately $6,885,000, after deducting the commissions to be paid to ODB, the fees to be paid to the escrow agent and payment processor, and other estimated offering expenses of $50,000. See the section entitled “Plan of Distribution” for details.

We intend to use the net proceeds of this Offering for marketing, product development, operational and administrative expenses, building out our team, and working capital. See the section entitled “Use of Proceeds” for details.

Market for our common stock	Our common stock is not listed for trading on any exchange or automated quotation system. No public market currently exists for our stock and none is expected to be established.

Risk factors	Investing in our shares involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this offering circular.

*	The following securities are not included in the outstanding share count:

●	Convertible Notes: $887,500 in principal amount outstanding in convertible notes (exclusive of shares issuable for accrued but unpaid interest under such notes) that are convertible into preferred stock, and shall convert concurrently with this Offering so long as at least $1,000,000 in proceeds are raised from this Offering;

●	Crowd SAFE: $1,083,447 in principal amount outstanding in Crowd SAFEs that are convertible into CF Shadow Series Class B Non-Voting common stock, and shall convert concurrently with this Offering so long as at least $1,000,000 in proceeds are raised from this Offering;

●	Equity Incentive Plan: 552,480 shares of Class A Voting common stock that is reserved for issuance as part of the company’s equity incentive plan, and an additional 3,076 Class A Voting common stock options that have been issued and are currently outstanding.

●	ODB Fee: Up to 18,797 shares that ODB will receive in securities of the same type as we are issuing in this Offering, depending on the dollar amount raised, as consideration for ODB’s services related to this Offering.

RISK FACTORS

An investment in our shares involves a high degree of risk and many uncertainties. You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this offering circular, before purchasing our shares in this offering. If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price, if any, of our shares could fall, causing you to lose some or all of your investment. The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Unique to Our Business & Industry

We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.

We were incorporated in April 2016 and accordingly, we have a limited history upon which an evaluation of our prospects and future performance can be made. Our proposed operations are subject to all business risks associated with new, small, and growing enterprises. The likelihood of our growth into a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with small businesses, operation in a competitive industry, and the continued development of advertising, promotions, and a corresponding client base. In order to succeed, our company will need to attract additional capital and additional personnel, and there can be no assurances that our company will be able to attract the needed capital and personnel.

We have a history of operating losses and there can be no assurance that we can achieve or maintain profitability.

We have experienced net losses since inception. As of March 31, 2021, we had an accumulated deficit of $2,033,731. We had net losses in the amount of $394,349 for the fiscal year ended December 31, 2019 and $872,235 for the fiscal year ended December 31, 2020. There can be no assurance that we will achieve or maintain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable would impair our ability to sustain operations and adversely affect the price of our common stock, once trading, and our ability to raise capital. Our operating expenses may increase as we spend resources on growing our business, and if our revenue does not correspondingly increase, our operating results and financial condition will suffer. You must consider our business and prospects in light of the risks and difficulties we will encounter as business with an early-stage technology in a new and rapidly evolving industry. We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

The COVID-19 pandemic may have an adverse impact on our business.

The COVID-19 pandemic has negatively impacted the U.S. economy, disrupted supply chains, lowered equity market valuations, created significant volatility and disruption in financial markets, increased unemployment levels and decreased consumer confidence generally. In addition, the pandemic has resulted in temporary closures of many businesses and the enforcement of social distancing in many states and communities.

The extent of the impact of the COVID-19 pandemic on our business, operations, and prospects will depend on several evolving factors, including:

●	The duration, extent, and severity of the pandemic. COVID-19 has not been contained and could affect significantly more households and businesses. The duration and severity of the pandemic continue to be impossible to predict.

●	The response of governmental and nongovernmental authorities. Many of the actions taken by authorities have been directed at curtailing personal and business activity to contain COVID-19 while simultaneously deploying fiscal-and monetary-policy measures to assist in mitigating the adverse effects on individuals and businesses. These actions are consistent across jurisdictions but, in general, have been rapidly evolving in scope and intensity.

●	The effect on our targeted markets. COVID-19 and its associated consequences and uncertainties may affect individuals, households, and businesses differently and unevenly. In the near term if not longer, we generally expect that our targeted market may be adversely impacted. We also cannot predict if the impact will be short-lived or long-lasting.

The duration of these business interruptions and related impacts on our proposed business and operations, which will depend on future developments, are highly uncertain and cannot be reasonably estimated at this time. Even after COVID-19 has subsided, we may continue to experience materially adverse impacts to our business as a result of the virus’s global economic impact, including the availability of credit, adverse impacts on our liquidity and any recession that has occurred or may occur in the future.

The forecasts of market growth included in this offering circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts contained in this offering circular, some of which reflect pre-COVID-19 data, may prove to be inaccurate. Even if these markets experience the forecasted growth described in this offering circular, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties, including our ability to raise sufficient capital. Accordingly, the forecasts of market growth included in this offering circular should not be taken as indicative of our future growth.

Our future profitability is uncertain.

We have incurred losses since the beginning of our operations and we will continue to have losses in the future as we incur additional expenses to execute our business plan, fuel our potential growth and conduct further research and development. We expect to make significant expenditures to commercialize our product and further develop our business. We will have to begin to generate, sustain and increase revenues to achieve or maintain profitability. We may not generate sufficient revenues to achieve or maintain profitability in the future. We may incur significant losses in the future for a number of reasons, including those discussed in other risk factors and factors that we cannot foresee.

We will need additional financing to execute our business plan which we may not be able to secure on acceptable terms, or at all.

We currently rely on external financing to fund our operations. We expect capital outlays and operating expenditures to increase over the next few years as we expand our infrastructure, operations, development activities and customer base.

Our future funding requirements will depend on many factors, including but not limited to the following:

●	The cost of expanding our operations;

●	The financial terms and timing of any collaborations, licensing or other arrangements into which we may enter;

●	The rate of progress and cost of development activities;

●	The need to respond to technological changes and increased competition;

●	The costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

●	The cost and delays in product development that may result from changes in regulatory requirements applicable to our products or services;

●	Sales and marketing efforts to bring our products to market;

●	Unforeseen difficulties in establishing and maintaining an effective sales and distribution network; and

●	Lack of demand for and market acceptance of our products and technologies.

We may have difficulty obtaining additional funding and we cannot assure you that additional capital will be available to us when needed, if at all, or if available, will be obtained on terms acceptable to us. If we raise additional funds by issuing additional securities, such securities may provide for rights, preferences or privileges senior to the equity securities issued in this Offering. In addition, the terms of any securities that we might issue, particularly debt securities, could impose significant restrictions on our operations. If we raise additional funds through collaborations and licensing arrangements, we might be required to relinquish significant rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may have to delay, scale back, or eliminate some of our operations or our development and commercialization activities. Under these circumstances, if our company is unable to acquire additional capital or is required to raise it on terms that are less satisfactory than desired, it may have a material adverse effect on its financial condition.

In order for us to compete and grow, we must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or halt the sales and licensing of our product. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in our development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our future consultants may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

Our success depends on the services of our founder and Chief Executive Officer, the loss of whom could disrupt our busines; although we rely on this individual, we do not have key man life insurance.

We depend to a large extent on the services of our founder and Chief Executive Officer, Andrew Christodoulides. Given his knowledge and experience, he is important to our future prospects and development as we rely on his expertise in developing our business strategies and maintaining our operations. Because we are a young company dependent on the vision of our founder, it will be critical to our prospects and successful development that he remains with us to help establish, develop and grow our business. The loss of the service of Mr. Christodoulides and the failure to find timely replacements with comparable experience and expertise could disrupt and adversely affect our business. Additionally, we have not purchased an insurance policy with respect to Mr. Christodoulides in the event of his death or disability. Therefore, if Mr. Christodoulides dies or becomes disabled, we will not receive any compensation to assist us with his absence.

Our internal control over financial reporting may be ineffective.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time when it becomes necessary to perform the system and process evaluation, testing and remediation required to comply with the management certification and auditor attestation requirements.

We rely on various intellectual property rights, including patents and trademarks in order to operate our business.

Such intellectual property rights, however, may not be sufficiently broad or otherwise may not provide us a significant competitive advantage. In addition, the steps that we have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed-around. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations. We may also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights.

As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management’s attention from other business concerns. The law relating to the scope and validity of claims in the technology field in which we operate is still evolving. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

We will be subject to income taxes as well as non-income based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in the U.S.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

Industry consolidation may result in increased competition.

Some of our competitors have made or may make acquisitions or may enter into partnerships or other strategic relationships to offer more comprehensive services than they individually had offered or achieve greater economies of scale. In addition, new entrants not currently considered to be competitors may enter our market through acquisitions, partnerships or strategic relationships. We expect these trends to continue as companies attempt to strengthen or maintain their market positions. The potential entrants may have competitive advantages over us, such as greater name recognition, longer operating histories, more varied services and larger marketing budgets, as well as greater financial, technical and other resources. The companies resulting from combinations or that expand or vertically integrate their business to include the market that we address may create more compelling service offerings and may offer greater pricing flexibility than we can or may engage in business practices that make it more difficult for us to compete effectively, including on the basis of price, sales and marketing programs, technology or service functionality.

Successful development of our products is uncertain.

Our development of current and future product candidates is subject to the risks of failure and delay inherent in the development of new products and products based on new technologies, including:

●	delays in product development, testing, or manufacturing;

●	unplanned expenditures in product development, testing, or manufacturing;

●	failure to receive regulatory approvals;

●	inability to create on our own, or through any others, product candidates on a commercial scale;

●	failure to achieve market acceptance; and

●	emergence of superior or equivalent products.

Because of these risks, our research and development efforts may not result in any commercially viable products. If a significant portion of these development efforts are not successfully completed, required regulatory approvals are not obtained, or any approved products are not commercially successfully, our business, financial condition, and results of operations may be materially harmed.

We rely on other companies to provide components and services for our products.

We depend on suppliers and subcontractors to meet our contractual obligations to our customers and conduct our operations. Our ability to meet our obligations to our customers may be adversely affected if suppliers or subcontractors do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. Likewise, the quality of our products may be adversely impacted if companies to whom we delegate the creation of major components or subsystems for our products, or from whom we acquire such items, do not provide components which meet required specifications and perform to our and our customers’ expectations. Our suppliers may unable to quickly recover from natural disasters and other events beyond their control and may be subject to additional risks such as financial problems that limit their ability to conduct their operations. The risk of these adverse effects may be greater in circumstances where we rely on only one or two subcontractors or suppliers for a particular component.

We may implement new lines of business or offer new products and services within existing lines of business.

As an early-stage company, we may implement new lines of business at any time. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new products and services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new products or services may not be achieved, and price and profitability targets may not prove feasible. We may not be successful in introducing new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients, or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

Damage to our reputation could negatively impact our business, financial condition and results of operations.

Our reputation and the quality of our brand are critical to our business and success in existing markets, and will be critical to our success as we enter new markets. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business. We may be adversely affected by any negative publicity, regardless of its accuracy. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience of consumers and other interested persons. The availability of information on social media platforms is virtually immediate as is its impact. Information posted may be adverse to our interests or may be inaccurate, each of which may harm our performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording us an opportunity for redress or correction.

Security breaches of confidential customer information, in connection with our electronic processing of credit and debit card transactions, or confidential employee information may adversely affect our business.

Our business requires the collection, transmission and retention of large volumes of customer and employee data, including credit and debit card numbers and other personally identifiable information, in various information technology systems that we maintain and in those maintained by third parties with whom we contract to provide services. The integrity and protection of that customer and employee data are critical to us. The information, security and privacy requirements imposed by governmental regulation are increasingly demanding. Our systems may not be able to satisfy these changing requirements and customer and employee expectations, or may require significant additional investments or time in order to do so. A breach in the security of our information technology systems or those of our service providers could lead to an interruption in the operation of our systems, resulting in operational inefficiencies and a loss of profits. Additionally, a significant theft, loss or misappropriation of, or access to, customers’ or other proprietary data or other breach of our information technology systems could result in fines, legal claims or proceedings.

We operate in a highly competitive industry.

The markets in which our products are sold are highly competitive. Our products compete against similar products of many large and small companies, including well-known global competitors. In many of the markets and industry segments in which we sell our products, we compete against other branded products as well as retailers’ private-label brands. While our product quality, performance, value and packaging are important differentiating factors, our competitors have significant advantages that may make impact our business model and growth.

Risks Related to the Securities

The amount of capital the Company is attempting to raise in this Offering may not be enough to sustain the Company’s current business plan.

In order to achieve the company’s near and long-term goals, the company may need to procure funds above that raised in this Offering. As this Offering is being conducted on a best-efforts basis with no minimum offering amount, the company may not raise the capital it requires in order to execute its business plan as described in this Offering. Even if it does raise the Maximum Offering Amount, additional capital may be necessary immediately thereafter and in the future in order for the company to operate and ultimately grow. There is no guarantee the company will be able to raise such funds on acceptable terms or at all. If we are not able to raise sufficient capital in the future, we may not be able to execute our business plan, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets, which could cause an investor to lose all or a portion of his or her investment.

There currently is no public trading market for our securities and there are no plans to establish a trading market for the shares. A return on investment will only be through the receipt of dividends.

There is currently no public trading market for our common stock, and there are no plans to establish a trading market for the shares. Accordingly, investors in this offering may never recover their investment in the shares through the resale of their shares. If the company should attain sufficient profitability, there is no guarantee that management will choose to declare the payment of dividends.

Investors in this offering will purchase shares without voting rights.

The shares being offered are shares of Class B Non-Voting Common Stock, and are not entitled to vote on any matters submitted to the shareholders for a vote. Four individuals, including two members of our board (Mr. Christodoulides, who is also CEO and founder, and Mr. Levi), own all the issued and outstanding shares of Class A Voting Common Stock. Messrs. Christodoulides and Levi also comprise all the directors of the company. Consequently, they exert a great deal of control over the management and operation of the company and investors in this Offering should understand that they have no right to elect a director of the company.

Sales of our common stock under Rule 144 could reduce the price of our stock.

Up to 1,127,819 newly issued shares are being qualified in this Offering. However, all the remaining shares will still be subject to the resale restrictions of Rule 144.  In general, persons holding restricted securities of a private company, including affiliates, must hold their shares for a period of at least 12 months, may not sell in any 90-day period more than the greater of (i) one percent of the total issued and outstanding shares and (ii) the average weekly trading volume of such shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale, and must resell the shares in an unsolicited brokerage transaction at the market price.  The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

This offering is being conducted on a “best efforts” basis without a minimum and we may not be able to fully execute our growth strategy if this Offering yields insufficient gross proceeds.

If you invest in the common stock and less than all the offered shares are sold, the risk of losing your entire investment will be increased. We are offering our common stock on a “best efforts” basis without a minimum, and we can give no assurance that all the offered common stock will be sold. If less than $7,500,000 of common stock shares offered are sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost. No assurance can be given to you that any funds will be invested in this offering other than your own.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. The offering price for our shares has been determined by us and does not necessarily bear any relationship to the value of our assets, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of such shares.

Our Chief Executive Officer will continue to exercise significant control over us after this Offering, which will limit your ability to influence corporate matters and could delay or prevent a change in corporate control.

Our officers and directors have significant control over stockholder matters, and the minority stockholders will have little or no control over our affairs. Our founder and Chief Executive Officer will own approximately 61% of our outstanding stock if all of the shares offered herein are sold, giving effect to shares issuable upon conversion of outstanding convertible notes and Crowd SAFEs. Accordingly, our founder and Chief Executive Officer will have control over stockholders matters, such as the election of directors, amendments to our certificate of incorporation, and approval of significant corporate transactions. Given the substantial equity interest held by our Chief Executive Officer, he will be able to elect directors who may be in favor of higher executive compensation packages for himself and other officers of our company than independent directors would be. As a result, our minority stockholders will have little or no control over our affairs.

Future issuances of our stock or securities convertible into our stock could cause the market price of our stock to decline and would result in the dilution of your shareholding.

Our amended and restated certificate of incorporation authorizes the issuance of 10,000,000 shares of common stock and 5,000,000 shares of preferred stock. Upon completion of this Offering, we will have 7,457,571 shares of common stock and 261,910 shares of our preferred stock issued and outstanding, assuming all the shares of our Class B Non-Voting common stock offered through this offering circular are sold and the conversion of our current outstanding convertible notes and Crowd SAFEs. The number of shares issued and outstanding may increase if we issue additional convertible notes as part of our bridge financing prior to the closing of this Offering. The future issuance of stock may result in substantial dilution in the percentage of our stock held by our then existing shareholders. We may value any stock issued in the future on an arbitrary basis. The issuance of stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our stock.

Future issuances of debt securities, which would rank senior to our capital stock upon our bankruptcy or liquidation, and future issuances of equity securities may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our capital stock. Moreover, if we issue additional equity securities, the holders of such equity securities could be entitled to preferences over existing holders of common stock and equity securities in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred securities in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. You must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return you may be able to achieve from an investment in our securities.

Purchasers in this Offering will experience immediate and substantial dilution in net tangible book value.

The offering price of $6.65 per share is substantially higher than the net tangible book value per share of our common stock immediately following this offering. Therefore, if you purchase shares in the Offering, you will experience immediate and substantial dilution in net tangible book value per share of our common stock in relation to the price that you paid for your shares. We expect the dilution as a result of the Offering to be $5.73 per share of common stock to new investors purchasing our shares in this Offering at the offering price if the maximum amount is raised. Accordingly, if we were liquidated at our net tangible book value, you would not receive the full amount of your investment. See the section entitled “Dilution.”

We have broad discretion in the use of the net proceeds from this Offering, and our use of the Offering proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds of this Offering for development; operational and administrative expenses, including certain salaries; marketing; and working capital and other general corporate purposes. However, our management has broad discretion over how these proceeds are to be used and based on unforeseen technical, commercial, or regulatory issues could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition, and results of operations.

We have never paid cash dividends on our stock and we do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date, and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

We may terminate this Offering at any time during the offering period.

We reserve the right to terminate this offering at any time, regardless of the number of shares sold. If we terminate this offering at any time prior to the sale of all the shares offered hereby, whatever amount of capital that we have raised at that time will have already been utilized by our company and no funds will be returned to subscribers.

We will be subject to ongoing public reporting requirements that are less rigorous than rules for more mature public companies, and our stockholders will receive less information.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for public companies reporting under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into our company. When our company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in the Offering.

Purchasers of our shares in this Offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares and the net tangible book value per share immediately after this Offering.

After giving effect to the sale of our shares in this Offering at an assumed public offering price of $6.65 per share, and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value at March 31, 2021 would have been $5,895,471, or $0.92 per share, assuming the sale of the maximum number of shares offered for sale in this Offering. Assuming the sale of the maximum number of shares offered for sale in this Offering, this represents an immediate increase in net tangible book value per share of $1.11 to the existing stockholders and dilution in net tangible book value per share of $5.73 to new investors who purchase shares in the Offering.

The following table sets forth the estimated net tangible book value per share after the Offering and the dilution to persons purchasing shares, not including the effect of any securities that may convert as a result of the Offering.

Offering price per share	$6.65
Net tangible book value per share at March 31, 2021	$(0.19)
Adjusted net tangible book value per share after this offering	$0.92
Increase in net tangible book value per share to the existing shareholders	$1.11
Dilution in net tangible book value per share to new investors	$5.73

The following table sets forth, assuming the sale of the maximum number of shares offered for sale in this Offering, the total number of shares previously sold to existing stockholders, the total consideration paid for the foregoing and the average price paid per share. As the table shows, new investors purchasing shares may pay an average price per share substantially higher than the average price per share paid by our existing stockholders.

Investor	Type of Security	Number of Shares	Total Consideration		Avg. Price Per Share
Existing Stockholders	Class A Voting common stock	5,262,918	$737.79		$.000140
New Stockholders	Class B Non-Voting common stock	1,127,819	$7,500,000	(1)	$6.65

(1)	The Total Consideration does not reflect commissions owed to ODB or fees to Prime Trust or the payment processor.

Assuming that this Offering is fully funded, there will be 6,390,737 shares of our common stock issued and outstanding, including 5,262,918 shares of Class A Voting common stock and 1,127,819 shares of Class B Non-Voting common stock after the Offering, including up to 18,797 shares that ODB will receive in securities of the same type as we are issuing in this Offering, depending on the dollar amount raised, as consideration for ODB’s services related to this Offering. The following securities are not included in the outstanding share count:

●	Convertible Notes: at least $887,500 in principal amount outstanding in existing convertible notes (exclusive of shares issuable for accrued but unpaid interest under such notes) that are convertible into Preferred Stock, and shall convert concurrently with this Offering so long as at least $1,000,000 is raised from this Offering (however, see “Description of Securities Being Offered” for a detailed discussion of our Bridge Notes which we may continue to issue during this Offering);

●	Crowd SAFE: $1,083,447 in principal amount outstanding in Crowd SAFEs that are convertible into CF Shadow Series Class B Non-Voting common stock, and shall convert concurrently with this Offering so long as at least $1,000,000 in is raised from this Offering;

●	Options: 552,480 shares of Class A Voting common stock that is reserved for issuance as part of the company’s equity incentive plan, and an additional 3,076 options for Class A Voting common stock that have been issued and are currently outstanding;

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by our company. The investor’s stake in our company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of our company that you own will go down, even though the value of our company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as a public offering, another crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible notes, preferred shares or warrants) into stock.

If we decide to issue more shares or securities convertible into shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings into their own companies).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “valuation cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. If the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should note that the company in its sole discretion may choose to issue convertible notes at any point in the future.

If you are making an investment expecting to own a certain percentage of our company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

We are offering a maximum of 1,127,819 shares of our Class B Non-Voting common stock, or the Shares, on a no minimum, “best efforts” basis pursuant to Regulation A of Section 3(b) of the Securities Act, for Tier 2 offerings, at a price of $6.65 per share for maximum gross proceeds of up to $7,500,000. There is no minimum number of shares that must be sold in order to close this offering.  There is a minimum initial investment amount per investor of $266.

Shares will be available for purchase (i) directly by the company and (ii) on the Republic platform (accessible at https://republic.co) pursuant to an agreement entered into with OpenDeal Broker LLC, or ODB, an SEC registered broker-dealer that is a member of FINRA and SIPC. The Shares will be offered (1) by us in reliance upon the exemption from registration contained in Rule 3a4-1 of the Securities Exchange Act of 1934 and (2) on the Republic platform through ODB. We do not intend to use other commissioned sales agents or underwriters. In states where investors will be required by state law to purchase Shares through an SEC and state registered broker-dealer, ODB will serve in that capacity.

ODB has also agreed to perform the following services in exchange for the compensation discussed below:

●	Provide a landing page on the Republic platform for our offering of the Shares and perform related services;

●	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to us, vis a vis KYC and AML standards, whether or not to accept an investor’s subscription for Shares;

●	Provide technical services to allow us to execute and deliver evidence of the executed subscription agreements to the relevant investor; and

●	Provide services that allow an investor to send consideration for the Shares to the escrow agent.

In consideration for ODB’s services, ODB will receive in cash as a set-up and processing fee: (i) for the dollar value of securities sold to investors pursuant to this Offering up to but not in excess of $2,000,000, a 6% commission on the dollar value of the securities issued to investors in this offering; (ii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $2,000,000 but not greater than $5,000,000, a 4% commission on the dollar value of the securities issued to investors in this offering; and (iii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $5,000,000; a 2% commission on the dollar value of the securities issued to investors in this Offering. Additionally, ODB will receive in securities of the same type as we are issuing in this Offering (Class B Non-Voting common stock): (i) for the dollar value of securities sold to investors pursuant to this Offering up to but not more than $5,000,000, a 2% securities commission; and (ii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $5,000,000; a 1% securities commission (together, the “Securities Commission”). Investors, along with their corresponding investment amounts, who (a) the company pre-identifies to ODB, and (b) invest twenty-five thousand ($25,000) or more in the Offering, are excepted from the fee calculation above.

ODB will comply with Lock-Up Restriction required by FINRA Rule 5110(e)(1), not selling, transferring, assigning, pledging, or hypothecating, or subjecting such to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Securities Commission for a period of 180 days beginning on the date of commencement of sales of the public equity offering with respect to the Securities Commission, unless FINRA Rule 5110(e)(2) applies. Pursuant to FINRA Rule 5110(g), ODB will not accept a Securities Commission in options, warrants, or convertibles which violates 5110(g) including, but not limited to, (a) is exercisable or convertible more than five (5) years from the commencement of sales of the public offering; (b) has more than one demand registration right at the issuer's expense; (c) has a demand registration right with a duration of more than five (5) years from the commencement of sales of the public offering; (d) has a piggyback registration right with a duration of more than seven (7) years from the commencement of sales of the public offering; (e) has anti-dilution terms that allow the participating members to receive more shares or to exercise at a lower price than originally agreed upon at the time of the public offering, when the public shareholders have not been proportionally affected by a stock split, stock dividend, or other similar event; or (f) has anti-dilution terms that allow the participating members to receive or accrue cash dividends prior to the exercise or conversion of the security. As to the Securities Commission, ODB will have no registration rights.

In addition, if the company cancels or decides not to pursue the Offering prior to the final closing of the Offering, the Company will immediately owe ODB the greatest of (a) $25,000; (b) all out of pocket costs incurred by ODB in enabling the Offering to be listed; or (c) a dollar amount equal to the cash commission based upon the dollar value of the maximum amount of securities that is offered under the Offering; these fees shall not apply if circumstances beyond the control of the company make a closing impossible. In certain other cases where the Offering is terminated, the Company will be obligated to pay the greater of (a) $25,000, or (b) the current number of investors as established at the time of termination, multiplied by $25.

The cumulative fee for the escrow services to be provided by Prime Trust, LLC and payment processing services to be provided by Stripe, Inc. (and any other payment processor mutually agreed to by ODB and the company) is approximately two percent (2.0%) of the dollar value of the securities sold in the Offering at the time of closing. The pass-through fee for all credit card processing fees shall not exceed two and seven-tenths percent (2.7%) of the dollar value of the securities sold in the Offering.

In addition to the commissions owed to ODB, there may be other fees owed to ODB that will not be commissions or considered as underwriting compensation – specifically, non-accountable expenses that shall be limited to one-half percent (0.5%) of the Offering’s proceeds to ODB, and financial consulting or advisory fees that cannot exceed $30,000.

See Exhibit 1.1 – Amended & Restated Engagement Agreement for the complete agreement between the company and ODB.

The Shares offered hereby will be issued in book-entry electronic form only. Prime Trust, LLC is the transfer agent and registrar for such shares.

There is currently no trading market for the Shares and an active trading market may never develop. As a result, you should be prepared to retain the Shares for as long as such shares remain outstanding and you should not expect to benefit from any share price appreciation.

This Offering will continue until the earlier of (i) 180 days after qualification of the offering statement of which this offering circular is a part (which date may be extended one or more times by us, in our discretion), and (ii) the date when all of the Shares offered hereunder are sold, or such earlier time as we may determine in our sole discretion. We intend, but are not required to, conduct an initial closing of this offering within 30 days after the qualification of the offering statement of which this offering circular is a part. Thereafter, we intend to conduct additional closings on an intermittent basis, with at least one, but no more than two, such closings being conducted in each subsequent 30-day period until the offering is completed. At each closing, the Shares will be delivered via book entry to investors who have tendered funds for their shares, and such funds will become available to us. Subscribers have no right to the return of their funds once tendered during the Offering, regardless of whether we have yet to close on the amount.

We reserve the right to reject, in whole or in part, any orders for securities made in this offering, for any reason or for no reason in our sole discretion.

This offering circular and the offering documents specific to this Offering will be available to prospective investors for viewing 24 hours a day, 7 days a week through the Republic.co platform. Before committing to purchase Shares, each potential investor must consent to receive the final offering circular and all other offering documents electronically. In order to purchase Shares, a prospective investor must complete and electronically sign and deliver to us a subscription agreement, the form of which is an exhibit to the offering statement of which this offering circular is a part, and send payment to us as described in the subscription agreement. Prospective investors must also answer certain questions to determine compliance with the investment limitation set forth in Rule 251(d)(2)(i)(C) of Regulation A under the Securities Act, which is described more fully below. This investment limitation does not apply to “accredited investors,” as that term is defined in Rule 501 of Regulation D under the Securities Act.

The price of the Shares has been determined by us and does not necessarily bear any relationship to the value of our assets, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of such Shares.

Prospective investors must read and rely on the information provided in this offering circular in connection with any decision to invest in the Shares.

Investment Limitations

As set forth in Title IV of the JOBS Act, there are limits on how many shares an investor may purchase if the Offering does not result in a listing on a national securities exchange. Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in the offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act. If you meet one of the following tests you should qualify as an accredited investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares of our common stock in the offering;

(iii) You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(iv) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

(v) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

(vi) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(vii) You are a trust with total assets in excess of $5,000,000, your purchase of shares of our common stock in the offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering;

(viii) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

or

(ix) You are a natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as a qualifying individual for accredited investor status.

State Blue Sky Information

We intend to offer and sell our securities in this Offering to retail customers in every state in the United States plus the District of Columbia and Puerto Rico. In each of the foregoing jurisdictions in which we intend to make offers and sales, we have made notice filings where required in respect of our intentions to make offers and sales there. Investors in the state of Arizona must either be accredited investors within the meaning of Rule 501 under Regulation D under the Securities Act or meet the qualified purchaser definition in Arizona Administrative Code Rule 13.9.

Investors in Alabama, Arizona, Florida, New Jersey, North Dakota, Texas and Washington will be required by state law to purchase our securities in this offering through an SEC and state registered broker-dealer. ODB will serve as our broker of record in these states.

The National Securities Markets Improvement Act of 1996 (“NSMIA”), which is a U.S. federal statute, preempts the states from regulating transactions in certain securities, which are referred to as “covered securities.” NSMIA nevertheless allows the states to investigate if there is a suspicion of fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. If there is a finding of fraudulent activity, the states can bar the sale of covered securities in a particular case.

Following this offering, we intend to file periodic and current reports as required by Regulation A. Therefore, under NSMIA, the states and other jurisdictions of the United States are preempted from regulating the resale by security holders of the Shares. However, NSMIA does allow states and territories to require notice filings and collect fees with regard to resale transactions, and a state may suspend the offer and resale of our securities within such state if any such required filing is not made or fee is not paid. As of the date of this offering circular, the following states and territories do not require any resale notice filings or fee payments and security holders may resell our securities: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, South Dakota, Utah, Virginia, Washington, West Virginia, Wisconsin and Wyoming.

As of the date of this offering circular, in the following states, district and territories, security holders may resell our securities if the proper notice filings have been made and fees paid: the District of Columbia, Illinois, Maryland, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Tennessee, Texas and Vermont. As of the date of this offering circular, we have not determined in which of these states and other jurisdictions, if any, we will submit the required filings or pay the required fees. Additionally, if any additional states or other jurisdictions adopt a statute, rule or regulation requiring a filing or fee, or if any state amends its existing statutes, rules or regulations with respect to its requirements, we would likely need to comply with those new requirements in order for our securities to become eligible, or continue to be eligible, for resale by security holders in those states or other jurisdictions.

In addition, aside from the exemption from registration provided by NSMIA, we believe that our securities may be eligible for resale in various states without any notice filings or fee payments, based upon the availability of applicable exemptions from such states’ registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.

The various states and other jurisdictions can impose fines on us or take other regulatory actions against us if we fail to comply with their securities laws. Although we are taking steps to help ensure that we will conduct all offers and sales in this offering in compliance with all Blue-Sky laws, there can be no assurance that we will be able to achieve such compliance in all instances, or avoid fines or other regulatory actions if we do not achieve compliance.

USE OF PROCEEDS

We estimate that, at a price per share of $6.65, the net proceeds from the sale of the 1,127,819 shares in this Offering will be approximately $6,885,000, after deducting the commissions to be paid to ODB, the fees to the escrow agent and payment processor, and other estimated offering expenses of $50,000.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this Offering by us. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Offering Proceeds	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Shares Sold	281,954	563,909	845,864	1,127,819
Gross Proceeds	$1,874,999	$3,749,998	$5,624,997	$7,500,000
ODB Commissions	$149,998	$264,998	$358,748	$415,000
Credit Card Processing (assuming 2.7% maximum)	$46,575	$94,095	$142,189	$191,295
Net Proceeds Before Expenses	$1,678,426	$3,390,905	$5,124,061	$6,893,705

Offering Expenses
Administrative Expenses	$10,000	$10,000	$10,000	$10,000
Escrow Agent and Related Fees	$37,500	$75,000	$112,500	$150,000
Legal & Accounting	$40,000	$40,000	$40,000	$40,000
Publishing/EDGAR
Transfer Agent
Blue Sky Compliance
Total Offering Expenses	$87,500	$125,000	$162,500	$200,000

Amount of Offering Proceeds Available for Use
Product Development	$405,686	$832,806	$1,265,198	$1,706,895
Marketing	$676,144	$1,388,010	$2,108,663	$2,844,825
General Operating Expenses	$181,366	$372,313	$565,618	$763,082
Management Hiring	$130,456	$267,804	$406,848	$548,884
Web Services & IT Expenses	$122,501	$251,475	$382,040	$515,415
Business Development	$74,774	$153,498	$233,193	$314,604
Total Expenditures	$1,590,926	$3,265,905	$4,961,561	$6,693,705

Net Remaining Proceeds	$0	$0	$0	$0

We intend to use the net proceeds from this Offering for the following activities, among others:

●	Third party performance-based ad spend with Google Ad Words, Facebook and Instagram;

●	PR & communications, branding, SEO, and other earned media initiatives;

●	Product development initiatives, specifically related on the back-end to our Computer Vision and Object Detection models that enable images to be searchable and shoppable, as well as on the front-end in terms of an image-based search and user interface and experience;

●	Further development and training of our computer vision and object detection models, expansion of our InShop and Marketplace functionality and product offering, as well as the completion of our Applaudable platform across desktop, mobile and applications; and

●	Development of our executive and management team.

The figures in the table above represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering. We may find it necessary or advisable to use the net proceeds from this Offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the fully implement our business plan. Please see the section entitled “Risk Factors.”

We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

DESCRIPTION OF BUSINESS

Organizational History

WeLivv, Inc. was incorporated as a c-corporation in Delaware on April 15, 2016 by Andrew Christodoulides, the company’s founder and current Chief Executive Officer.

Since its founding, the company has been headquartered in New York, New York. Although many of its employees and contractors work virtually and are located around the world, the company maintained an office in New York through May 2020. As a result of the COVID-19 pandemic, the company vacated its office in May 2020 and currently conducts all business virtually. As of May 30, 2021, the company has approximately 35 contractors and employees, of which two (Andrew Christodoulides and Claude Zoghzoghi) are considered full-time employees.

From its incorporation through August 2020, the company did business as “WeLivv” and through its website: www.welivv.com, which initially went live in early 2017. In August 2020, the company filed a certificate of assumed name with the State of New York to begin operating as “Moro,” which is the name it is currently operating under. It correspondingly replaced its website URL with its current website URL: www.moro.com (hereinafter, the “platform”).

In June 2020, the company began development on a social media platform that it subsequently named “Appalaudable.” Although still in development, the company expects Applaudable to drive incremental transactions and traffic to Moro.com. The company has filed a related certificate of assumed name with the State of New York and is currently applying for trademark registration. Applaudable conducts business through the website URL: www.applaudable.com, but is a product within WeLivv, Inc. and has no separate or independent legal identity.

Business Overview

Moro is a web platform that sells home furnishings. Currently, the company generates all its revenues from purchases that take place on the platform. Unlike search engines like Google and e-retailers like Y-Lighting and Wayfair where products are generally presented as free-floating search results, Moro seeks to contextualize each item by presenting it within a physical context. For example, if a customer is searching for a lighting fixture, Moro aims to present the fixture results not as a series of photographs of the fixture itself floating against a white background, but rather incorporated in a well-designed home setting.

In order to secure the photographs of furnishings in an actual home setting, Moro invites home professionals, such as interior designers and architects (hereinafter, “professional users”), to build a profile on the platform, where they can share information and upload photos of their work, which then become publicly available to share with their colleagues, potential clients, media, and others.

Once uploaded, and pursuant to the company’s Terms & Conditions which must be agreed upon by each professional user who creates a profile on the platform, Moro receives a non-exclusive, irrevocable, perpetual, and royalty-free license to use each professional user’s uploaded content, including photographs, as part of its e-commerce platform. Using a combination of proprietary and third-party tools, as well as some manual input from the professional user who uploaded the photograph, Moro then tags certain furnishings in each photo, which allows Moro to associate a brand and item number to each tagged furnishing. Moro estimates that to date it has access to approximately 6,000,000 photographs from more than 24,000 professional users who have registered with the site. Currently, approximately 120,000 products within these photographs are tagged on its platform.

Based on the tagged items, Moro then seeks to enter into a vendor wholesale agreement with each brand that was identified as part of the tagging process. Pursuant to such agreements, Moro receives wholesale pricing from the brand’s manufacturer or distributor (hereinafter, “vendor brand”) on each item it sells on the platform, as well as detailed information from the vendor-brand’s product catalogue about each item. Moro uses that information to augment its tagging. Currently, the company has a vendor wholesale relationship with approximately 400 home furnishing brands.

Customers can make purchases through Moro.com or over the phone with a Moro representative. Moro utilizes a “drop ship” model whereby it never receives or holds any goods. Instead, once an order is placed on the platform, the company generates a purchase order using a combination of system-automated and manual processing. It submits the purchase order to the appropriate vendor-brand, which then ships the order directly to the customer. Once a purchase order is processed by the respective vendor-brand, the company receives an invoice from the vendor-brand for the wholesale price, as well as a shipping confirmation and an estimate of shipping times. The company then updates the order with that information and finally charges the customer for the product and shipping cost.

Except for issues related to vendor-brand warranties, the company manages all customer interaction, including customer service, shipping, and refund or exchange requests for retuned, damaged, or loss products. Except with regard to custom or made-to-order products or where a particular manufacturer does not allow returns, customers can generally return products for any reason within 30 days of receiving their order. If this happens, the company will generally refund the full purchase price to the customer. If a customer seeks a refund because a product is either damaged or lost by a carrier during shipping, Moro will refund the purchase price to the customer and then seek reimbursement from the carrier. Moro does not offer its own warranty. Currently, the company’s return rate is approximately 3%.

In order to incentivize professional users to refer others to the platform, the company created an affiliate program called InShop. Moro provides professional users individual discounts of up to 25% on products on the site. Through the InShop program, professional users can pass a portion of that discount to any other individual, most typically their clients. These professional users, called InShop Affiliate Users, receive as a commission from Moro the difference between their account discount and the portion of that discount that is used by the purchaser. For example, on a sample purchase of a $10,000 item, an InShop Affiliate User may be entitled to a trade discount of 20%. The InShop Affiliate user can either keep the entire $2,000 discount or pass a portion of it to a third-party, most typically a client. This is managed by our platform, which enables the InShop Affiliate user to dictate what amount of their trade discount is visible to their client. Whatever amount of the discount remains accrues to the InShop Affiliate user. InShop has been developed, but is currently operating in beta mode, which means that it is functional but significant improvements to both functionality and design are expected. To date, the program has been introduced to approximately 200 professional users for testing and feedback and we have achieved an enrollment rate of 90%. Based on positive feedback, the company intends to roll out the product to all registered professional users by the end of the year.

Although the general platform is live and fully operational, the company estimates that only 5% of the approximately 120,000 products it has available to sell through the approximately 400 brands Moro has contractual vendor relationships with, can be currently purchased through the platform. The primary reason for this is that aggregating the required home furnishing data and then structuring it to fit the platform, which is necessary in order for customers to find and purchase products on the marketplace, is highly complex and time consuming. The company is addressing this challenge, with the goal of growing from 5% of products to 100%, by engaging a third-party business process outsourcing firm. With the assistance of this firm, the company hopes to have approximately 120,000 products, or approximately 2 million SKUs, available for purchase on the platform on or about the end of 2021. Thereafter, the company plans to grow the number of products available for sale on its site at a rate of up to 18,000 per month for the following 24 months. Separately, Moro continues to develop and run its object detection and tagging systems to ultimately enable search and purchase functionality from within the images themselves. Moro expects to enable searching and shopping from within interior design photos by third quarter of 2022.

Applaudable is an independent social media platform developed by the company that will allow users to share positive personal experiences that they believe have the potential to inspire and inform improvements in the lives of others, and which the company believes will drive incremental traffic and transaction volume to Moro.com. These experiences will be distributed through a content feed and search function, as well as through the profile of their respective users, on applaudable.com and through mobile applications, based on relevance. Its website URL is www.applaudable.com.

Applaudable has been fully designed, but only deployed for username reservation purposes to date. The current functionality allows users to reserve their username through a basic registration. Our engineers are in the process of developing the next phase of functionality which will allow for the full account creation and experience sharing of users. This is expected to be live by the third quarter of 2021 with the rest of the platform design developed and deployed by the end of 2021.

Business Model

The company generates revenue from purchases on Moro.com based on the spread between the wholesale price it pays for items from vendor-brands, and the retail price at which it sells those items to consumers. Due to its vendor agreements with vendor-brands, Moro is treated as a retailer, which entitles it to wholesale pricing that is typically 40% to 60% less than retail or MSRP pricing. When a customer places an order on the platform, the company collects the full retail price from the customer. It then remits the wholesale price to the vendor-brand. The difference between the two constitutes the company’s gross profit.

Applaudable is neither fully operational nor generating any revenue for the company. If and when the platform is fully launched, the company anticipates that it will generate revenues through a combination of advertising and affiliate-based revenue.

Industry & Competitors

According to Statista.com, the total U.S. Home Decor & Furnishings market exceeds $500 billion annually, with sales growth widely reported to have accelerated during the Covid 19 pandemic.  Furniture and home furnishings e-commerce revenue amounted to $65.12 billion in 2018 and is expected to grow to $99.87 billion by 2022. Furniture and home furnishing sales in 2018 accounted for almost 13% of total retail e-commerce sales, a slight increase from the previous year. By 2022, it is projected that the share will increase steadily up to over 14%.

Despite these projections, we believe it remains significantly underpenetrated as relative to nearly every other consumer category, particularly within the high-end segment on which we are focused. We believe the primary reason for this is the way our competitors generally present home furnishings against white backgrounds or in staged environments does not provide consumers adequate support to understand the quality or features of a particular product in a way that would thus justify a premium price point. Additionally, we believe that consumers’ lack of familiarity with home furnishing brand names relative to other consumer product categories is another important limiter of ecommerce purchasing, which we believe we can address by showing such product in home settings that provide important visual cues about their expense and quality.

With respect to Moro.com, the company directly competes with numerous companies across several key channels: physical retail, manufacturers directly, and e-commerce. Given the breadth of potential competitors, we generally consider only those companies that sell the same products as Moro as direct competitors. The following is a breakdown of our director competitors by channel:

●	Physical Retail – This channel is primarily made up of many small multi-brand retailers, as well as branded manufacturer-retail shops. This channel has been losing market share for years, and this was accelerated by COVID.

●	Manufacturers – Approximately 20% of manufacturers sell directly. Their prices typically conform to their standard MSRP policies so that they do not undermine Moro or the rest of their retail or e-commerce partners.

●	E-Commerce - We consider the following companies to be our principal competitors based on the type and breadth of products each offers through its e-commerce platform: Houzz, 1st Dibs, YDesign Group, DWR, and Wayfair. Pricing is generally the same across all competitors, as manufacturers typically set a fixed wholesale price. The differentiating factors are generally the breadth of the product offering, the trust of the e-commerce brand largely based on name recognition, and the user experience.

Competitive Advantage

As most e-commerce home furnishing platforms like Moro generally receive the same wholesale price from the manufacturer or distributor, the main point of differentiation between us and competitors relates to user experience.

We believe most of our competitors share the same core shortcoming in how they display results to users, which makes it more difficult for consumers to discover, select, and ultimately purchase home furnishings.

For example, search engines such as Google and ecommerce retailers such as Amazon, YLighting and Wayfair have the ability to return a significant number of results, but the results are generally displayed as free-floating product images or incorporated into staged home setting environments in photographs provided by product manufacturers, rather than through curated user-generated photos of home settings, as Moro.com does. We believe seeing the product in authentic context is critical to how consumers evaluate the style and caliber of an individual item.

The challenge is compounded by consumers’ limited name recognition of leading brands in the lighting and home furnishings categories.  These categories lack the level of brand awareness enjoyed by leading brands in other high-end product markets; in other words, we believe there is generally no equivalent of an Apple, Nike or Prada in home goods.  Consumers consequently have a limited ability to use brands as a proxy for quality or desirability. Providing the context in our product photographs of high-end homes, provides important cues about the caliber of the home furnishings consumers view, which are absent in the undifferentiated set of free-floating images against a white background that many of our competitors present.

Conversely, online communities like Pinterest and Houzz provide abundant context, including photographs of furnishings in home settings, but the user experience is poor because users find it difficult to complete a purchase directly on the site. Many consumers who attempt to purchase items through those platforms regularly encounter issues such as broken, inaccurate, or non-existent links. We believe this is the result of those platforms’ inability to date to tag each furnishing accurately in each photograph that is displayed on its platform.

We believe Moro is unique in providing both essential elements for transacting with confidence: the context of seeing product images in actual homes that provides critical decision support and a “shoppable” experience that allows consumers to instantly purchase the products they see in those images with accurate links to products from approximately 400 home furnishing brands. In short, Moro fundamentally improves the online shopping experience.

Go to Market Strategy

Moro expects to grow its business on three key pillars: our InShop affiliate program, paid search, and our proprietary user acquisition model.

First, we believe our affiliate program, InShop, to be a uniquely powerful and cost-effective means of driving sales.  Moro has had over 24,000 of the world’s top home and design professionals register and create profiles with its site. Many of these professionals have provided Moro access to millions of vivid, inspiring images from their projects.  We believe the opportunity to grow the number of home professionals using the site, as well as the number of photos they upload to the site that are then available to Moro, is significant. Based on discussions with home professionals, we estimate that the number of design and home professionals exceeds 100,000 in the U.S. and Canada alone, and they directly influence or purchase approximately $110 billion of total home goods sales annually, representing nearly a third of the high-end market by dollar volume.

Our InShop affiliate program allows design professionals to capture a portion of the trade discount provided by brands on sales influenced by designers.  As consumers increasingly have moved to buying home goods directly, designers have been increasingly disintermediated from the traditional source of commission revenue they enjoyed from acquiring home goods on behalf of their clients.  Moro has conducted direct discussions with a test group of more than 200 design professionals to evaluate receptivity to its InShop affiliate program and has received overwhelmingly positive feedback, with a projected 90% enrollment rate from this test group.  The commissions generated through our InShop program are covered by a portion of the differential between our wholesale price and the full retail price of the product, enabling us to provide the retail consumer with a discount on the retail price; provide the designer with an affiliate commission; and critically, drive Moro sales with significantly lower customer acquisition costs compared to our competitors at what we believe will be market-leading acquisition cost metrics.  Further, as professional users realize incremental revenue streams from our InShop program with little incremental effort, we believe they will drive repeat sales, generating high customer retention rates and lifetime customer value.

Second, Moro anticipates supplementing the organic growth driven by InShop and from earned media and similar sources, with conventional search engine optimization, paid search and online advertising which we expect to grow in direct proportion with the rapidly expanding product offering through our marketplace.  In beta testing, we have generated return on ad spend which we believe equals or exceeds that achieved by far larger competitors despite our limited scale.  Moro believes it can profitably scale its business using exclusively search engine optimization (“SEO”) and paid traffic, but given the more-attractive economics from our affiliate and Applaudable (described below) customer acquisition strategies, we believe SEO and paid search will be used on a more limited, initial basis to build scale on the platform, and over time will become a sparingly-used tertiary means to acquire customers.

Finally, we recently launched in beta a social media platform we have branded Applaudable. Applaudable is built on the insight we had because of our work to build a community of home professionals. During that process, we found that the profiles of our home professionals attracted retail users to the site and inspired them to want to share photographs of their homes, which had the potential to drive marketplace engagement and customer acquisition. Similarly, Applaudable enables users to share meaningful personal experiences that have the potential to inspire and inform improvements in the lives of others, much like photos of homes have been shared on the platform since inception. Like the affiliate program Moro has launched with design professionals, sales originated via customers acquired through Applaudable will come at a nominal incremental customer acquisition cost.  Furthermore, we believe that Applaudable may ultimately drive customer acquisition in consumer products categories far beyond our current focus on home goods.

Technology and Intellectual Property

Moro’s technology platform is custom built and integrated with what we believe to be best-in-class third party solutions, including Salesforce Einstein for CRM, AWS and Google Cloud for Hosting, and Magento for Marketplace.

On this platform, we have built three proprietary technologies that we believe are highly differentiated and are key enablers of our success: an object detection model, a visual discovery system, and our user acquisition and onboarding system.

First, we have created an object detection model to enable the highly accurate tagging of objects such as light fixtures, end tables, and armchairs, within images of interior spaces.  The accurate tagging of objects to permit consumers to shop from images of interior spaces is essential to deliver the rich, contextual shopping experience which differentiates Moro.  Our object detection model uses information provided by professional users who share their photos with Moro, along with computer vision, artificial intelligence, and machine learning to identify objects within an image.  It creates initial probabilities about the brand, model and type of a given object appearing in an image - for example, indicating with 24% probability that a pendant light is the Calipso model of an Artemide pendant in a copper finish. Although generally representative of our model’s typical accuracy, this fluctuates depending on the product, category, and whether the product is actively being sold on the platform.  Once an initial identification is made, our model then refines this probability by mapping the initial hypothesis against summary data designers have provided in their onboarding process, identifying the brands used in the project - for example, that the project used Artemide, Moooi and Luminaire lighting products.  This system drives a level of accuracy of object identification that we believe is difficult for our competitors to replicate, in part because they lack the database of project images with brand data from designers.  Moro has access to approximately 6 million such images from approximately 24,000 designers. The brand data provided by designers who have given Moro access to their images gives us a rich trove of data against which to continually refine our object detection algorithms, a competitive advantage which we believe other marketplaces will find increasingly difficult to replicate as we hope to add an estimated 400,000 images monthly.

Second, we have created a patent-pending visual discovery system that allows consumers to instantly refine and filter their search results with a level of sophistication, accuracy, and ease of use that we believe to be superior to any offering in the market because our filtering is enabled within tagged products in the photos themselves (instead of through generic, macro levels) and allows for both negative and positive inputs. This means that users will be able to hover over any of the tagged products in any of the photographs, and see a list of product attributes – for example, color, style, product type – specific to that product. The user will then be able to use these attributes to filter the search results. The consumer can apply positive and negative filters to search results that dramatically narrow search results from thousands of items to a handful, providing critical decision support and heightening consumer confidence in making a purchase.  For example, a consumer search on “chandelier” generates thousands of initial search results; the consumer can then instantly refine the results using embedded user-friendly tags and sliders that eliminate or promote results based on use-type (such as dining rooms), style (such as modern), colors (such as pastels) and other attributes.  We believe this consumer front end of our visual discovery system is unique not just for ecommerce marketplaces, but for search engines generally because consumers will be able to use individual characteristics of any product to refine the search by “rejecting” it (meaning that no other products/photos containing this attribute will continue to appear in the remaining search results) or by enabling/requiring it (meaning that all remaining search results must also contain that same attribute). We further believe the back end powering this functionality is unique as it draws from the object-level tagging described above and further synchronizes it with manufacturer-provided attributes such as wattage, bulb type and style type.  Furthermore, it intelligently harmonizes seemingly disparate descriptions of similar attributes, recognizing, for example, that the color of a product described by one manufacturer as “black” is the same as that described by another manufacturer as “midnight.” We continue to develop these features and capabilities, which will not be fully functional until we roll out a contextualized search and shopping user-experience.

Finally, the third element of our proprietary technology is our unique user acquisition, onboarding and profiling capability.  We acquire users through multiple channels including email, text and social media outreach.  Our system onboards acquired users with a series of context-dependent queries, and ultimately captures their information in a searchable, structured database that surfaces relationships among users by interest and other key attributes. We believe the richness and utility of this system are unique in enabling Moro to uncover relationships between users and items in our marketplace, and provide the foundation for our Applaudable system. We believe this capability may at some point in the future allow us to extend our reach into other markets and products.  Furthermore, the system generates preference profiles for each of our users that enable us to present different search results for the same search term to users based on their differing preference profiles.

The company, through its CEO, holds the trademark “Moro” as a service mark with the U.S. Patent & Trademark Office (“USPTO”). It has applied for a registered trademark for “Appluadable” with the USPTO, but that trademark has not yet been granted.

On August 18, 2021, the company filed for provisional patents for the with the USPTO for (1) “Systems and Methods for Tagging and Searching Data” and (2) “Systems and Methods for Profile Discovery and Networking.” These patents cover the two technologies previously discussed in this section.

DESCRIPTION OF PROPERTY

Our mailing address is 501 Silverside Rd, Suite or PMB #366, Wilmington, DE 19809. We do not currently maintain a physical office or pay any office rental expenses.

We do not currently lease or own any other real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this offering circular.

Overview

Founded on April 15, 2016, we are an e-commerce platform that helps consumers discover and purchase home furnishings.

Since our founding, we have devoted most of our efforts to developing our platforms, Moro and Applaudable. Moro.com (previously WeLivv.com) went live in August 2020. We began developing Applaudable.com in or about June 2020. Applaudable is still in beta mode with limited functionality and restricted to certain users. We plan to complete development of Applaudable and go live with the platform by the end of the year.

Components of Operations

Currently, the company generates revenue only from Moro.com, when users purchase home furnishings on the site. The company’s cost of revenue consists of the wholesale price the company must pay the manufacturer or distributor for a product purchased on Moro.com. The company’s gross profit is the spread between the wholesale price it pays and the retail price at which it sells those items to consumers, which is generally 40% to 60% higher than the wholesale price. The company’s average gross margin for 2020 was 49%.

As our cost of sales is entirely dependent on the wholesale price we are charged by manufacturers and distributors, our gross margin can vary depending on the products our customers purchase during that particular period – for example, the difference between the wholesale price and the retail price for certain products and brands can be higher or lower than those of other products and brands. However, the difference generally does not exceed 60% or go below 40%. This price/cost structure is virtually the same across our industry. As a result, we generally receive the same wholesale price as our large competitors and therefore typically generate a similar gross margin on each sale.

The most significant challenge for our business is attracting visitors to our site, converting those visitors to customers, and ultimately ensuring those customers become repeat customers. Given their size and brand awareness, our competitors have a significant advantage in this regard. However, we believe consumers generally dislike the shopping experience on these sites, which has created an opportunity for us to increase our market share by focusing on creating a user experience that offers more search options and is user-friendly.

As any e-commerce brand, we will continue to face certain risks, including whether we will be able to continue to acquire new vendor-brands on our platform; our ability to efficiently organize product data around each product for search; and our ability to acquire users who will provide access to their personal data, which is critical for our object detection model. In order to meet these challenges, we need to continue to invest in product development, sales, marketing, and personnel.

Our short-term goal is to finalize development of and fully deploy our search functions and capabilities (along with the back-end technology that allows these features to work). Our intermediate term goal is to increase the number of visitors to our site and convert those visitors to customers. Ultimately, however, our goal is to create a platform that can extend beyond home furnishings to other items. It is for this reason that we will continue to develop Applaudable, which will allow us access to a broader set of visitors.

We believe there are a number of positive economic and industry-wide factors that support our business model. These include the continued migration of home good sales to the internet and continued interest by consumers and businesses in upgrading furnishing in their homes and offices.

Emerging Growth Company

Upon the completion of this offering, we may elect to become a public reporting company under the Exchange Act. We will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Going Concern

Our current financial condition and the uncertainty surrounding our ability to secure the necessary capital to fund our growth and operations will likely impact our ability to continue as a going concern. As shown in the accompanying financial statements, we have sustained losses from operations since inception and do not have a predictable revenue stream. Our financial statements are prepared on the basis that our company is a going concern. The going concern assumption contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty related to our ability to continue as a going concern.

Results of Operations

Comparison of Year Ended December 31, 2020 and 2019

The following table sets forth key components of our results of operations during the twelve months ended December 31, 2020 and 2019, both in dollars and percentage of our revenues.

	Year Ended December 31, 2020	Year Ended December 31, 2019
Revenues	$223,252	$577,865
Operating expenses
- Cost of revenues	$271,032	$323,918
- General & administrative	$645,459	$335,878
- Sales & marketing	$79,736	$235,944
- Depreciation & amortization	$0	$1,835
Total operating expenses	$996,227	$897,575
Operating income (loss)	($772,975); (346.2%)	($319,710); (55.3%)
Net income (loss)	($872,235); (390.7%)	($394,349); (68.2%)

Revenues: We generate revenues from our Moro.com platform. Our total revenues were $223,252 for the twelve months ended December 31, 2020 as compared to $577,865 for the twelve months ended December 31, 2019, a decrease of $354,613 or (61.4%). The year-over-year decline was principally due to the effect of COVID on the interior design market. Given that a significant amount of our revenue is generated by trade sales, revenue declined when many professional interior design products were put on hold. To address this in the future, we have continued to develop other user acquisition strategies, including Applaudable.

Cost of revenues: Our cost of revenues is the expense of purchasing inventory from a manufacturer or distributor, as well as merchant fees. Our cost of revenues decreased by $52,886, or (16.3%), to $271,032 for the twelve months ended December 31, 2020 from $323,918 for the twelve months ended December 31, 2019. Such decrease was primarily due to a reduction in sales volume compared to the prior year period.

General and administrative expenses: Our general and administrative expenses include overhead, executive compensation, independent contractors, meals and entertainment, software expenses, legal, and similar expenses. Our general and administrative expenses increased by $309,581, or 92.2%, to $645,459 for the twelve months ended December 31, 2020 from $335,878 for the twelve months ended December 31, 2019, as we deployed the capital we had raised in 2020 and began to further scale the enterprise to execute our 2021 plan.

Sales and marketing expenses. Our sales and marketing expenses include sales, marketing, and similar expenses. Our sales and marketing expenses decreased by $156,208, or (66.2%), to $79,736 for the twelve months ended December 31, 2020 from $235,944 for the twelve months ended December 31, 2019. Such decrease was primarily due to a decrease in sales and marketing related costs compared to the prior year period.

Net loss: As a result of the cumulative effect of the factors described above, our net loss increased by $477,886, or 121.2%, to ($872,235) for the twelve months ended December 31, 2020 from ($394,349) for the twelve months ended December 31, 2019.

Plan of Operations

Over the next 24 months, we will focus on achieving four milestones: (1) completing the user interface for our visual discovery tool, (2) increasing the number of products that can be purchased through Moro.com, (3) increasing the number of professional users who utilize Moro.com and enroll in our InShop program, and (4) launching Applaudable. We believe that if we receive at least $5,000,000 in proceeds from this Offering we will satisfy our cash requirements to achieve these milestones and implement our plan of operations through July 31, 2023.  The company plans to continue using cash from operations and proceeds from debt and equity financings, including this Offering, to facilitate its growth.  It is not entirely dependent upon the proceeds of this Offering to continue operations but anticipates that a successful Offering will reduce the company’s need to raise future capital to continue its growth.

Liquidity and Capital Resources

As of December 31, 2020, we had cash and cash equivalents in the amount of $392,143 and total liabilities of $1,433,970, and our monthly burn rate (i.e., the rate at which we are losing money) was approximately $73,000.

Historically, we have funded our burn rate through the private placements of debt and equity securities and cash generated from revenues. Our historical cash outflows have primarily been associated with cash used for product development, operating activities, and other working capital needs. We intend to fund our operations through increased revenue from operations in the coming periods, as well as from capital raised through this Offering.

The following table sets forth a summary of our cash flows for the periods presented:

	December 31, 2020	December 31, 2019
Net cash used in operating activities	$(762,708)	$(321,120)
Net cash used in investing activities	$0	$0
Net cash provided by financing activities	$1,120,901	$322,544
Net increase (decrease) in cash and cash equivalents	$358,193	$1,424
Cash and cash equivalents at beginning of period	$33,950	$32,526
Cash and cash equivalents at end of period	$392,143	$33,950

Capital Expenditures and Other Obligations

During the fiscal years ended December 31, 2019 and 2020, the company has not made any material capital expenditures or other material purchases of fixed assets, land, buildings or equipment.

Off-Balance Sheet Arrangements

As of date of this offering circular, we do not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. In addition to those items included as notes to our financial statements (see “Financial Statements”), we believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements.

Equity Based Compensation

The company accounts for stock options issued to employees under ASC 718 (Stock Compensation). Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as an item of expense ratably over the employee’s requisite vesting period. The company has elected early adoption of ASU 2018-07, which permits measurement of stock options at their intrinsic value, instead of their fair value. An option’s intrinsic value is defined as the amount by which the fair value of the underlying stock exceeds the exercise price of an option. In certain cases, this means that option compensation granted by the company may have an intrinsic value of $0.

The company measures compensation expense for its non-employee stock-based compensation under ASC 505 (Equity). The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete. The fair value of the equity instrument is charged directly to expense and credited to additional paid-in capital.

The company complies with the requirements of Financial Accounting Standards Board, or FASB, ASC 340 with regard to offering costs. Prior to the completion of an offering, offering costs will be capitalized as deferred offering costs on the balance sheet. The deferred offering costs will be charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Recent Accounting Pronouncements

In February 2019, FASB issued ASU No. 2016-02, Leases, which requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2018, FASB amended ASU No. 2018-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures. In August 2018, amendments to existing accounting guidance were issued through Accounting Standards Update 2018-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and position of each of our current executive officers, director, and significant employees:

Name	Position	Age	Term of Office	Approximate Hours Per Week for Part Time Employees
Andrew Christodoulides	Founder, CEO, Director	43	April 2016	Full-Time
Laurence Levi	Director (Executive Chairman)	52	November 2020	N/A
Dmitriy Zaytsev	Chief Technology Officer	30	April, 2017	Full-Time
Claude Zoghzoghi	Director of Operations	27	March, 2021	Full-Time

There are no family relationships between any director or executive officer. During the past five years, none of the persons identified above has been involved in any bankruptcy or insolvency proceeding or convicted in a criminal proceeding, excluding traffic violations and mother minor offenses.

Executive Officers

Andrew Christodoulides, Founder and CEO. Andrew founded Moro after building home decor ecommerce firm Original Pad to $4 million in annual revenue, during which he concluded that a new platform, which ultimately became Moro, could radically improve the online home goods shopping experience.  Andrew previously founded call center outsourcing firm Acena with $500 of seed capital and sold it for over $1 million to industry leader Map Communications.

Claude Zoghzoghi, Director of Operations. Claude leads Moro’s operations and analytics teams.   Claude previously worked with early-stage companies FixFake and Mosaic Foods, and holds a Masters in Business Analytics from Columbia University.

Directors and Advisors

The company’s board of directors currently consists of two directors, Andrew Christodoulides (see biography above) and Laurence Levi, who each serve one-year terms. In addition, the company’s advisory board includes Ben Uretsky.

Laurence Levi, Executive Chairman. Laurence serves as Moro’s Executive Chairman, with responsibility for corporate strategy and capital markets.  Laurence was previously the Chief Strategy Officer of global cannabis firm Flowr Corp. (TSXV: FLWR).  He is the founder of consumer private equity firm VO2 Partners, and was formerly a transactional attorney with Latham & Watkins.

Ben Uretsky, Advisory Board. Ben is the Chairman of Moro’s Advisory Board.  He is the co-founder and Chief Operations Officer of online home buying platform Welcome Homes, and was the founder and previous CEO of cloud infrastructure firm Digital Ocean (NYSE: DOCN), which Ben launched at Techstars and currently has a market capitalization of $4.58 Billion.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the annual compensation of each of the three highest paid persons* who were executive officers or directors during our last completed fiscal year ended December 31, 2020.

Name	Capacities in which Compensation was received	Cash Compensation ($)	Other Compensation	Total Compensation ($)
Andrew Christodoulides	CEO	$216,000	None	$216,000
Claude Zoghzoghi	Director of Operations	$85,000	None	$85,000

The company’s board of directors consists of Mr. Christodoulides and Mr. Levi. Mr. Levi did not receive financial compensation from the company in 2020** and, therefore, the total aggregate compensation received by the board of directors is $216,000. The company does not compensate any individual for their role as a director.

*	The company has only two executive officers.

**	On December 20, 2020, the company sold 235,000 shares of Class A Voting common stock to Mr. Levi at $.0010 per share, which the board of directors considered to be fair market value of the shares as of the date of the sale. The company does not consider the issuance of stock to Mr. Levi to be compensation because it was sold at fair market value.

Upon the closing of this Offering or an increase in revenues, the company may increase its compensation to the above officers and directors through a combination of cash and potential equity incentives, as well as hire or promote other individuals to executive positions with commensurate compensation.

Employment Agreements

We currently have no written employment agreement with any executive officer. Their compensation is and will be as determined by the board of directors based upon such factors as are deemed appropriate.

Outstanding Options

As of the date hereof, under our 2017 equity incentive plan we have issued options to certain of our employees to acquire an aggregate of 3,076 shares of our Class A Voting common stock.

Our 2020 Equity Incentive Plan

On October 4, 2017, our board of directors and our stockholders approved the WeLivv, Inc. 2017 Equity Incentive Plan, or our 2017 plan. The 2017 plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards and stock unit awards to key employees, non-employee directors and consultants. The purpose of our 2017 plan is to attract, motivate, and retain directors, employees, and others in a position to affect the financial and operational performance of our company and to recognize contributions made to our company by these persons and to provide them with additional incentive to achieve the objectives of our company. The following is a summary of our 2017 plan.

Administration. Our 2017 plan will be administered by our board of directors, unless we establish a committee of the board of directors for this purpose (we refer to the body administering our 2017 plan as the administrator). The administrator will have full authority to select the individuals who will receive awards under our 2017 plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.

Number of Shares of Common Stock. The number of shares of the common stock that may be issued under our 2017 plan is 555,556, consisting entirely of Class A Voting common stock. Shares issuable under our 2017 plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under our 2017 plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under our 2017 plan. The number of shares of common stock issuable under our 2017 plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of our company or any similar corporate transaction. In each case, the administrator has the discretion to make adjustments it deems necessary to preserve the intended benefits under our 2017 plan. No award granted under our 2017 plan may be transferred, except by will, the laws of descent and distribution.

Eligibility. All employees designated as key employees, including consultants, for purposes of our 2017 plan and all non-employee directors and advisors are eligible to receive awards under our 2017 plan.

Awards to Participants. The 2017 plan provides for discretionary awards of stock options, stock awards and stock unit awards to participants. Each award made under our 2017 plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the administrator in its sole discretion, consistent with the terms of our 2017 plan.

Stock Options. The administrator has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the fair market value (as defined in the 2017 plan) of the common stock on the date on which the option is granted, except that the exercise price per share under a non-qualified stock option may be less than 100% of the fair market value of such shares on the date such option is granted provided that, and only if, the board of directors approves a lower price after consideration of the application of Section 409A of the internal revenue code, each option will expire no later than ten years from the date of grant and no dividend equivalents may be paid with respect to stock options. It is intended that stock options qualify as “performance-based compensation” under Section 162(m) of the internal revenue code and thus be fully deductible by us for federal income tax purposes, to the extent permitted by law.

In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of our company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of our company, the exercise price of the incentive stock option will be 110% of the fair market value of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the date our 2017 plan was adopted.

Stock Awards. The administrator has the discretion to grant stock awards to participants. Stock awards will consist of shares of Class A common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the administrator. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any performance-based stock award will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse, and the administrator in its discretion can accumulate and hold such amounts payable on any other stock awards until the restrictions on the stock award lapse.

Stock Units. The administrator has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the administrator. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that dividend equivalents otherwise payable on any performance-based stock units will be held by us and paid only to the extent the restrictions lapse, and the administrator in its discretion can accumulate and hold such amounts payable on any other stock units until the restrictions on the stock units lapse.

Payment for Stock Options and Withholding Taxes. The administrator may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the minimum required tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the administrator and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.

Provisions Relating to a “Change in Control” of our Company. Notwithstanding any other provision of our 2017 plan or any award agreement, in the event of a “Change in Control” of our company, the administrator has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the highest target level. In addition, upon such Change in Control, the administrator has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the administrator deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.

Effect of Termination of Employment; Company Repurchase Right. The right to exercise an option (to the extent that it is vested) following termination of a participant’s employment or service with our company will expire thirty (30) days following the termination of employment or service, except (i) to the extent any longer period is permitted under the rules of section 422 of the internal revenue code with respect to a participant’s death or disability, and (ii) if a participant’s employment or service with our company is terminated for cause, as that term is defined in our 2020 plan, then, immediately upon the termination of the participant’s employment or service with us, all vested and unvested awards granted to participant shall be immediately forfeited and automatically terminate. With respect to an award of our restricted common stock, upon a death or disability, all of the shares of restricted common stock subject to an award shall become immediately vested. Upon the termination of a participant’s employment or service with our company for any reason, we will have the right, but not the obligation, until the first anniversary of the termination of the participant’s employment or service to repurchase some or all of the vested shares and/or the vested options from the participant, the participant’s estate (in the case of the participant’s death), or any permitted transferee of such vested shares and/or vested options. When exercising this right, we shall pay the participant an amount per share equal to the lesser of (i) the price per share paid by the participant for such shares and (ii) the lesser of the fair market value of the shares as of the date of termination of the participant’s employment with us and the date we exercise the repurchase right.

Amendment of Award Agreements; Amendment and Termination of our 2017 plan; Term of our 2017 plan. The administrator may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.

The Board may terminate, suspend or amend our 2017 plan, in whole or in part, from time to time, without the approval of the shareholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

Notwithstanding the foregoing, neither our 2017 plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or cancelling a stock option in exchange for cash, other stock options with a lower exercise price or other stock awards. (This prohibition on repricing without shareholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of our company or similar events.)

No awards may be granted under our 2017 plan on or after the tenth anniversary of the effective date of our 2017 plan.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth information regarding beneficial ownership of our voting stock as of March 31, 2021 (i) by each of our officers and directors who beneficially own more than 10% of our common stock; (ii) by all of our officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 10% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as set forth below, each of the beneficial owners listed below has direct ownership of and sole voting power and investment power with respect to the shares. Unless otherwise specified, the address of each of the persons set forth below is in care of our company at501 Silverside Rd, Suite or PMB #366, Wilmington, DE 19809.

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable(1)	Percent ownership(2)
Common Stock – Class A	Andrew Christodoulides	4,875,000	None.	84%
Common Stock – Class A	All directors and officers as a group (2 people)	5,110,000	None.	88%

(1)	Includes any securities acquirable within 60 days in accordance with SEC Rule 13d-3(d)(1).
(2)	Based on 5,818,474 shares of our stock outstanding (on a fully diluted basis) as of March 31, 2021.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The following includes a summary of transactions since our inception on April 15, 2016, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Compensation of Directors and Executive Officers”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

On or about October 6, 2017, we sold a convertible note to Mario Christodoulides, the father of our CEO Andrew Christodoulides, for payment of a purchase price of $25,000 and the following material terms that were consistent with those offered to all other investors as part of that offering: 12% annual interest rate, 24% discount rate, two-year term (which has been subsequently amended to December 31, 2021).

On or about October 11, 2017, we sold a convertible note to Laurence Levi for payment of a purchase price of $25,000 and the following material terms that were consistent with those offered to all other investors as part of that offering: 12% annual interest rate, 24% discount rate, two-year term (which has been subsequently amended to December 31, 2021).

On December 20, 2020, the company sold 235,000 shares of Class A Voting common stock to Mr. Levi at $.0010 per share, which the board of directors considered to be fair market value of the shares as of the date of the sale.

On March 29, 2021, the company issued options to acquire 3,076 shares of Class A Voting common stock to Claude Zoghzoghi, with an exercise price set at the fair market value of the shares as of the date of the grant.

DESCRIPTION OF SECURITIES BEING OFFERED

General

The following description summarizes important terms of the classes of our capital stock and our outstanding convertible securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and our bylaws which have been filed as exhibits to the offering statement of which this offering circular is a part. For more detailed information, please refer to these exhibits.

Our authorized capital stock consists of 7,500,000 shares of Class A Voting common stock, 7,500,000 shares of Class B Non-Voting common stock, and 5,000,000 shares of preferred stock. As of the date of this Offering Circular, we had 5,235,000 shares of Class A Voting common stock, no shares of Class B Non-Voting common stock, and no shares of preferred stock outstanding. Prior to our amended and restated certificate of incorporation, we were authorized to issue only preferred and common shares (there was no designation of classes), which all our stockholders held. Upon the certification of our amended and restated certificate of incorporation, all the shares of our existing stockholders were designated Class A Voting common stock.

Common Stock

Voting Rights. The holders of the Class A Voting common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. The holders of the Class B Non-Voting common stock do not have any voting rights, except as otherwise required by the Delaware General Corporation Law.

Dividends. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the shareholders. The payment of dividends on the common stock will be a business decision to be made by our board of directors from time to time based upon results of our operations and our financial condition and any other factors that our board of directors considers relevant. Payment of dividends on the common stock may be restricted by loan agreements, indentures and other transactions entered by us from time to time.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all our assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock.

Absence of Other Rights or Assessments. Holders of common stock have no preferential, preemptive, conversion or exchange rights. There are no redemption or sinking fund provisions applicable to the common stock. When issued in accordance with our articles of incorporation and applicable law, shares of our common stock are fully paid and not liable to further calls or assessment by us.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock. Our amended and restated certificate of incorporation authorizes our board of directors to issue these shares in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our board of directors could, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock. Assuming the conversion of the convertible notes as detailed below, the company will issue noteholders preferred stock designated Series A. Series A preferred stock will have the same rights as our common stock, except that they will receive a preference as to a claim to the company’s assets in the event of liquidation and have a right to vote identical to that of our Class A Voting common stock.

Convertible Notes

The company issued convertible notes as part of its Pre-Series Seed, Series Seed, and as a bridge financing (which remains open) to this Offering.

The Pre-Series Seed notes were issued on a rolling basis between October 6, 2017 and March 9, 2018 (“Pre-Series Seed Notes”). The cumulative amount raised was $325,000. The company with the consent of the Pre-Series Seed Noteholders amended the notes as of July 7, 2021: (i) extending the maturity date to December 31, 2021, (ii) modifying the definition of a “Qualified Financing” to include the sale of any equity securities, and (iii) changing the definition of “Financing Conversion Securities” to include, at the company’s discretion, either preferred securities or those securities issued in a Qualified Financing. At any time prior to maturity, the Notes will automatically convert upon the closing of a sale of our equity securities, our “Qualified Financing,” in the amount of at least $500,000. The Pre-Series Seed Notes will convert at a conversion price equal to a 24% discount to the price of the Financing Conversion Securities. If we undergo a change of control prior to the Qualified Financing, each of the holders of the Pre-Series Seed Notes will have the option to (i) receive a cash payment equal to the principal amount of their Note, with accrued interest, plus an additional cash payment equal to between 1.5x to 2.5x of the then outstanding principal amount of the Pre-Series Seed Note.

The Series Seed notes were issued on a rolling basis between June 7, 2018 and March 4, 2020 (“Series Seed Notes”). The cumulative amount raised was $337,500. The company with the consent of the Series Seed Noteholders amended the notes as of July 7, 2021: (i) extending the maturity date to December 31, 2021, (ii) modifying the definition of a “Qualified Financing” to include the sale of any equity securities, and (iii) changing the definition of “Financing Conversion Securities” to include, at the company’s discretion, either preferred securities or those securities issued in a Qualified Financing. At any time prior to maturity, the Series Seed Notes will automatically convert upon the closing of a sale of our equity securities, our “Qualified Financing,” in the amount of at least $1,000,000. The Series Seed Notes will convert at a conversion price equal to the lesser of a 24% discount to the price of the securities offered in the Qualified Financing and a valuation cap of $20 million divided by our fully diluted capitalization (including all shares reserved for issuance under our 2017 plan but excluding the convertible notes and other indebtedness) immediately prior to the next round financing. If we undergo a change of control prior to the Qualified Financing, each of the holders of the Series Seed Notes will have the option to (i) receive a cash payment equal to the principal amount of their Note, with accrued interest, plus an additional cash payment equal to between 1.5x to 2.5x of the then outstanding principal amount of the Series Seed Note.

The company began to issue notes as part of a bridge financing on May 20, 2021 (“Bridge Notes”). As of July 1, 2021, it had issued approximately six notes for a cumulative amount of $225,000. The company with the consent of the bridge noteholders amended the Bridge Notes as of July 7, 2021: (i) modifying the definition of a “Qualified Financing” to include the sale of any equity securities, and (iii) changing the definition of “Financing Conversion Securities” to include, at the company’s discretion, either preferred securities or those securities issued in a Qualified Financing. The company may continue to issue Bridge Notes on a rolling basis, including during and through this Offering, and raise up to $500,000.

At any time prior to maturity, the Bridge Notes will automatically convert upon the closing of a sale of our equity securities, our “Qualified Financing,” in the amount of at least $1,000,000. The Bridge Notes will convert at a conversion price equal to the lesser of a 24% discount to the price of the securities offered in the Qualified Financing and a valuation cap of $20 million divided by our fully diluted capitalization (including all shares reserved for issuance under our 2017 plan but excluding the convertible notes and other indebtedness) immediately prior to the next round financing. If we undergo a change of control prior to the Qualified Financing, each of the holders of the Bridge Notes will have the option to (i) receive a cash payment equal to the principal amount of their Note, with accrued interest, plus an additional cash payment equal to between 1.5x to 2.5x of the then outstanding principal amount of the Bridge Note.

If the company raises at least $1,000,000 from this Offering, the Offering shall constitute a Qualified Financing, as amended, which will result in the automatic conversion of the Pre-Series Seed Notes, Series Seed Notes, and Bridge Notes (existing at that time) into either Class B Non-Voting common stock or preferred stock, as determined by the company’s board of directors, pursuant to the terms of each note. If the company raises at least $500,000 but less than $1,000,000 from this Offering, the Offering shall constitute a Qualified Financing only for only the Pre-Series Seed Notes, which will automatically convert into either Class B Non-Voting common stock or preferred stock, as determined by the company’s board of directors, pursuant to the terms thereof. In that case, the Series Seed Notes and the Bridge Notes will remain outstanding and continue to accrue interest in accordance with its terms.

Crowd SAFE

The company completed an equity crowdfunding offering under Section 4(a)(6) of the Securities Act and Regulation Crowdfunding promulgated thereunder on December 31, 2019.  The company raised $1,083,447 in gross proceeds through the sale of CrowdSafe Instruments (“CrowdSafe”). The CrowdSafe Instruments provide that upon a subsequent equity financing of $1,000,000 or more, the company may, in its discretion, (1) continue the term of the CrowdSafe without converting the purchase amount to capital stock; or (2) issue to the holder of the CrowdSafe a number of shares of the CF Shadow Series of the capital stock (whether Preferred Stock or another class issued by the company) sold in the equity financing.  This would require the authorization and designation of the CF Shadow Series class.  The number of shares of the CF Shadow Series issued to the CrowdSafe holders would equal the quotient obtained by dividing (x) the amount of CrowdSafe by (y) the conversion price which is the price paid for the equity issued in the equity financing discounted by 24%, subject to a valuation cap of $20,000,000.

If the company raises at least $1,000,000 from this Offering, the company intends to convert the Crowd Safe and issue to each Crowd Safe holder units of the CF Shadow Series of the Class B Non-Voting common stock at the Safe Price, which is defined as the price per share equal to the Valuation Cap divided by the Fully Diluted Capitalization.

2017 Equity Incentive Plan

On the dates identified below, under our 2017 plan (discussed elsewhere in this offering circular), we issued options to the identified employees to acquire an aggregate of 3,076 shares of our Class A Voting common stock at the terms disclosed below. The exercise price for each option awards reflects the fair market value of our outstanding stock on the date of grant as determined by our board of directors. Shares purchased upon exercise of these options are subject to certain restrictions including a right of first refusal in the company’s favor.

Name	Number of Options	Date of Issuance	Exercise Price	Vesting	Expiration Date
Claude Zoghzoghi	3,076	March 29, 2021	$6.50	Monthly through March 29, 2022	March 29, 2031

Rule 144

A person who has beneficially owned restricted shares of stock for at least six months would be entitled to sell their shares provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of common stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

●	1% of the number of shares outstanding, which will equal 7,006,773 shares of stock immediately after this Offering (assuming conversion of our convertible securities as outlined, see “Description of Securities Being Offered”); and

●	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for us by the Law Offices of Claudio R. Ochoa, Esq.

EXPERTS

Our financial statements for the year ended December 31, 2020 and December 31, 2019 included in this offering circular have been audited by TaxDrop, LLC, an independent registered public accounting firm, as stated in its report appearing herein.  Such financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the common stock offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the common stock to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the closing of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or other specified matters. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

WeLivv Inc.

(a Delaware Corporation; dba Moro)

Audited Financial Statements

Period of January 1, 2018 through December 31, 2019

Audited by:

TaxDrop LLC

A New Jersey CPA Company

Financial Statements

WeLivv Inc.

CPA & Advisor

INDEPENDENT AUDITOR’S REPORT

December 17, 2020

To:	Board of Directors of WeLivv Inc.

Attn: Andrew Christodoulides, CEO

Re:	2018 and 2019 Financial Statement Audit

WeLivv Inc.

We have audited the accompanying balance sheets of WeLivv Inc. (the “Company”) as of December 31, 2018 and 2019, and the related statements of income, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement whether due to fraud or error.

Auditor’s Responsibility

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Auditor’s Conclusion

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of WeLivv Inc. as of December 31, 2018 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Going Concern

As discussed in the Notes and Additional Disclosures, certain conditions indicate the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

Sincerely,

TaxDrop LLC

A New Jersey CPA Company

WELIVV, INC.

BALANCE SHEET

As of December 31, 2019 and 2018

(Audited)

ASSETS	2019	2018

Current Assets
Cash and cash equivalents	$33,950	$32,526
Accounts receivable	2,060	159
Prepaid expenses	7,942	7,974

Total Current Assets	43,952	40,659

Total Fixed Assets	0	1,835

Total Assets	$43,952	$42,494

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$830	$10,927
Accrued expenses	1,854	0
Customer deposits	60,253	53,385
Accrued interest	133,137	58,499
Due to related party	223,211	264,129
Convertible notes	537,500	300,000

Total Current Liabilities	956,785	686,940

Long Term Liabilities
Convertible notes	100,000	175,000

Total Liabilities	1,056,785	861,940

STOCKHOLDERS’ EQUITY

Common Stock, $.0001 par value, 10,000,000 shares authorized 5,027,918 and 5,000,000 shares issued and outstanding as of December 31, 2019 and 2018, respectively	503	500
Preferred Stock, $.0001 par value, 1,000,000 shares authorized no shares issued and outstanding as of December 31, 2019 and 2018	0	0
Discount on capital	(488)	(488)
Stock receivable	(15)	(12)
Additional paid in capital - SAFE	200,962	0
Retained earnings (Accumulated Deficit)	(1,213,795)	(819,446)

Total Stockholders’ Equity	(1,012,833)	(819,446)

Total Liabilities and Stockholders’ Equity	$43,952	$42,494

See Independent Auditor’s Report and notes to the financial statements.

WELIVV, INC.

STATEMENT OF OPERATIONS

For Years Ending December 31, 2019 and 2018

(Audited)

	2019	2018

Revenues	$577,865	$147,915
Cost of revenues	292,923	45,095
Gross profit (loss)	284,942	102,820

Operating expenses
General and administrative	335,878	385,364
Sales and marketing	235,944	33,784
Merchant fees	30,995	243
Depreciation	1,835	9,179
Total operating expenses	604,652	428,570

Operating loss	(319,710)	(325,750)

Interest Expense	74,639	50,292

Net Income	$(394,349)	$(376,042)

See Independent Auditor’s Report and notes to the financial statements.

WELIVV, INC.

STATEMENT OF STOCKHOLDERS’ EQUITY

For Years Ending December 31, 2019 and 2018

(Audited)

	Common Stock		Discount	Stock	Additional Paid in		Total
	Shares	Par Value	on Capital	Subscription Receivable	Capital SAFE	Retained Earnings	Stockholders’ Equity

Balance as of January 1, 2018	5,000,000	$500	$(488)	$(12)	$0	$(443,404)	$(443,404)

Issuance of common stock	0	0	0	0	0	0	0

Net Income (Loss)	0	0	0	0	0	(376,042)	(376,042)

Balance as of December 31, 2018	5,000,000	500	(488)	(12)	0	(819,446)	(819,446)

Issuance of common stock	27,918	3	0	(3)	0	0	0

Issuance of SAFE	0	0	0	0	200,962	0	200,962

Net Income (Loss)	0	0	0	0	0	(394,349)	(394,349)

Balance as of December 31, 2019	5,027,918	$503	$(488)	$(15)	$200,962	$(1,213,795)	$(1,012,833)

See Independent Auditor’s Report and notes to the financial statements.

WELIVV, INC.

STATEMENT OF CASH FLOWS

For Years Ending December 31, 2019 and 2018

(Audited)

	2019	2018

Cash Flows from Operating Activities
Net Income (Loss)	$(394,349)	$(376,042)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation	1,835	9,179
Interest on convertible notes	74,639	50,292
Changes in assets and liabilities:
(Increase) Decrease in accounts receivable	(1,901)	941
(Increase) Decrease in prepaid expenses	32	(5,569)
Increase (Decrease) in accounts payable	(10,097)	(867)
Increase (Decrease) in accrued expenses	1,853	0
Increase (Decrease) in customer deposits	6,868	48,304

Net cash used in operating activities	(321,120)	(273,762)

Cash Flows from Investing Activities
Purchase of fixed assets	0	(5,449)

Net cash used in investing activities	0	(5,449)

Cash Flows from Financing Activities
Advances received (repaid) from related party	(40,918)	18,835
Issuance of convertible notes	162,500	175,000
Issuance of SAFEs	200,962	0

Net cash provided by financing activities	322,544	193,835

Net change in cash and cash equivalents	1,424	(85,376)

Cash and cash equivalents at beginning of period	32,526	117,902
Cash and cash equivalents at end of period	$33,950	$32,526

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$0	$0

See Independent Auditor’s Report and notes to the financial statements.

WELIVV, INC.

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019

NOTE 1 – NATURE OF OPERATIONS

WeLivv, Inc. dba “Moro” (which may be referred to as the “Company”, “we,” “us,” or “our”) was incorporated in Delaware on April 15, 2016. The Company operates an online home furnishings marketplace to connect designers, product creators and consumers. The Company’s headquarters are in New York. The company began operations in 2016.

Since Inception, the Company has relied on issuance of equity, convertible notes, and loans from shareholders to fund its operations. As of December 31, 2019, the Company had negative working capital and will likely incur additional losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 9). During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign (see Note 10) and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying unaudited financial statements do not include all the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for the fair presentation of the unaudited financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account.

Accounts Receivable

Accounts receivable are stated net of an allowance for doubtful accounts, which is based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. Uncollectible amounts are written off against the allowance after all collection efforts have been exhausted. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change.

Fixed Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-40, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, the Company has capitalized external direct costs of material and services developed or obtained for software development projects. Amortization for each software project begins when the computer software is ready for its intended use.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to forty years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for December 31, 2019.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

There is no income tax provision for the Company for the year ending December 31, 2019 as it incurred a taxable loss. In addition, there is a 100% valuation allowance against the net operating losses generated by the Company at December 31, 2019. The Company is taxed as a “C” Corporation.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2019, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Revenue Recognition

The Company generates revenue primarily from product sales through its website.

The Company recognizes net revenue on product sales through the Company’s web site using the gross method when the Company has concluded it controls the product before it is transferred to the customer. The Company controls the product when the Company is responsible for fulfilling the promise to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk from shipment through the delivery date, has discretion in establishing pricing, and selects the suppliers of products sold. The Company recognizes net revenues from sales of its products upon delivery to the customer.

Net revenue from product sales includes shipping costs charged to the customer and is recorded net of taxes collected from customers, which are remitted to governmental authorities.

The Company records customer deposits on orders from customers prior to shipping products as customer deposits as a liability on the balance sheet. If the Company prepays for a custom order prior to the third-party vendor supplying the product, the Company records the prepayment as a deposit as an asset on the balance sheet.

The Company adopted ASU 2014-09 as of January 1, 2019. The adoption of ASU 2014-09 did not have a material impact on the Company’s balance sheet and financial results for the year ended December 31, 2019.

Advertising

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2018, FASB amended ASU No. 2018-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2018, amendments to existing accounting guidance were issued through Accounting Standards Update 2018-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – FIXED ASSETS

Fixed Assets consist of computers, office equipment and a company website. Depreciation is calculated using the straight-line method over a period of three to five years.

As of December 31, 2019 and 2018 the Company had the following fixed assets outstanding:

Fixed Assets
Furniture and fixtures	$1,916	$1,916
Computer equipment	7,167	7.167
Software	11,000	11,000
Fixed Assets	20,083	20,083
Less accumulated depreciation	(20,083)	(18,248)
Fixed Assets, net	$0	$1,835

NOTE 4 – RELATED PARTY

The Company has received advances from the founder and majority stockholder since inception. As of December 31, 2019, and 2018, the balance of the advances owed to the founder was $223,211 and $254,129, respectively. These advances have no interest rate or specified maturity date.

NOTE 5 – CONVERTIBLE NOTES

The Company has issued $637,500 of 12% unsecured convertible notes (the “Notes”) due twenty-four months after initial issuance (“Maturity Date”). The Notes are unsecured. The Notes are due on the Maturity Date with accrued interest if the Notes do not convert prior to the maturity date.

The Notes are automatically convertible into common stock on the completion of an equity offering of $1,000,000 or more (“Qualified Financing”). For Notes totaling $312,500 the conversion price is the lesser of 76% of the price per share of stock received by the Company in a Qualified Financing or the price per share equal to the quotient of a pre-money valuation of $20,000,000 divided by the aggregate number of shares of the Company’s common stock outstanding immediately prior to the initial closing of a Qualified Financing assuming full conversion or exercise of outstanding stock options and Notes. For the remaining Notes totaling $325,000, the conversion price is 76% of the price per share of stock received by the Company in a Qualified Financing. As the conversion and the resulting effect of the discount on the price per share is not calculable until a Qualified Financing event occurs, there is currently no amount recorded related to the discount.

Notes totaling $300,000 were due during 2019 and the maturity dates have not been extended. As of December 31, 2019, the holders of the Notes have not demanded repayment.

The following table shows future maturities of the loans.

For Years Ending December 31,
2019	$300,000
2020	225,000
2021	112,500
Thereafter	0
Total	$637,500

As of December 31, 2019, the Notes have not yet converted as a Qualified Financing had not yet occurred. The convertible notes are recorded as a liability until conversion occurs.

NOTE 6 – INCOME TAX PROVISION

The Company has filed its income tax return for the period ended December 31, 2019, which will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

Since the passage of the Tax Cuts and Jobs Act of 2017 (“TJCA”), net operating losses can be carried forward indefinitely. The Federal net operating loss carryforward as of December 31, 2019 totaled approximately $1,050,000. Net operating loss carryforwards for state income tax purposes approximate those available for Federal income tax purposes.

NOTE 7 – STOCKHOLDERS’ EQUITY

The Company has the following classes of equity outstanding:

Common Stock

The Company has 10,000,000 shares of $0.0001 par value common stock authorized as of December 31, 2019 and 5,027,918 and 5,000,000 shares outstanding as of December 31, 2019 and 2018, respectively.

Preferred Stock

The Company has 10,000,000 shares of $0.0001 par value preferred stock authorized and no shares of preferred stock outstanding as of December 31.

Additional Paid-In Capital – SAFEs

The Company has issued Simple Agreements for Future Equity (“SAFEs”) totaling $200,962 as of December 31, 2019. The SAFEs are automatically convertible into common stock on the completion of a Qualified Financing. The conversion price is the lesser of 76% of the price per share of Stock received by the Company in a Qualified Financing or the price per share equal to the quotient of a pre-money valuation of $20,000,000 divided by the aggregate number of shares of the Company’s common stock outstanding immediately prior to the initial closing of a Qualified Financing assuming full conversion or exercise of outstanding stock options and Notes.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

NOTE 9 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2016 and has incurred a loss since inception. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 10 – SUBSEQUENT EVENTS

Additional Convertible Note Received

In March 2020, the Company received an additional $25,000 in convertible note, issued at a pre-valuation cap of $20,000,000.

Anticipated Regulation A Offering

The Company anticipates offering a maximum of 1,127,819 shares of its Class B Non-Voting common stock at a price of $6.65 per share for aggregate maximum gross proceeds of $7,500,000 (the “Offering”) commencing in the Fourth Quarter of 2021.  There is no minimum number of shares that must be sold to close the Offering.  The minimum initial investment amount per subscriber is $266.  The Offering will be conducted on a “best efforts” basis pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings directly by the company and on the Republic platform (accessible at https://republic.co) pursuant to an agreement entered into with OpenDeal Broker LLC (“ODB”), an SEC registered broker-dealer that is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). In consideration for ODB’s services, ODB will receive in cash (i) for the dollar value of securities sold to investors pursuant to this Offering up to but not in excess of $2,000,000, a 6% commission on the dollar value of the securities issued to investors in this Offering; (ii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $2,000,000 but not greater than $5,000,000, a 4% commission on the dollar value of the securities issued to investors in this Offering; and (iii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $5,000,000; a 2% commission on the dollar value of the securities issued to investors in this Offering.  Excepted from the cash commission calculation are those securities sold to any investor which the company has pre-identified to ODB and invests $25,000 or more in the Offering (“Excepted Investors”).  Additionally, ODB will receive in securities of the same type as we are issuing in this Offering, (i) for the dollar value of securities sold to investors pursuant to this Offering up to but not in excess of $5,000,000, a 2% securities commission; and (ii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $5,000,000; a 1% securities commission.

PPP Loan

In May 2020 the Company entered into a Paycheck Protection Program Loan (“PPP Loan”) through the Small Business Administration and received a total of $263,997. The loan matures on May 2022 and has an interest rate of 0.98%. The Company can apply for forgiveness of the amount due for costs incurred for payroll costs, payment on a covered rent obligation, and any covered utility payment.

EIDL Loan

In April 2020, the Company received a loan for $10,000 under the Advance on an Economic Injury Disaster Loan (“EIDL”), which will be forgiven as debt under the terms of the CARES Act.

COVID 19

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak.

Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

Management’s Evaluation

Management has evaluated subsequent events through December 17, 2020, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

WeLivv Inc.

(a Delaware Corporation; dba Moro)

Audited Financial Statements

Period of January 1, 2020 through December 31, 2020

Audited by:

TaxDrop LLC

A New Jersey CPA Company

Financial Statements

WeLivv Inc.

Independent Auditor’s Report

August 10, 2021

To: Board of Directors of WeLivv Inc.

Attn: Andrew Christodoulides, CEO

Re: 2020 Financial Statement Audit – WeLivv Inc.

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of WeLivv Inc., which comprise the balance sheets as of December 31, 2020, and the related statements of income, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of WeLivv Inc. as of December 31, 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of WeLivv Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about WeLivv Inc.’s ability to continue as a going concern.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of WeLivv Inc.’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about WeLivv Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Sincerely,

/s/ TaxDrop LLC

TaxDrop LLC

Robbinsville, New Jersey

August 10, 2021

WELIVV, INC

BALANCE SHEET

As of December 31, 2020

(Audited)

2020

ASSETS

Current Assets
Cash and cash equivalents	$392,143

Total Assets	392,143

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts Payable	3,230
Customer Deposit	59,974
Accrued Interest	232,395
Due to related party	189,375
Convertible Note	550,000
Total Current Liabilities	1,034,973

Other Current Liabilities
EIDL Advance	10,000
Small Business Loan	263,997
Total Other Current Liabilities	273,997

Long-Term Liabilities
Convertible Note	125,000
Total Long-Term Liabilities	125,000

Total Liabilities	1,433,970

Stockholders’ deficit

Common Stock, $0.0001 par value; 10,000,000 authorized; 5,027,918 issued and outstanding	503
Discount on Common Stock	(488)
Stock Receivable	(15)
Additional paid-in capital	-
Additional paid-in capital - SAFEs	1,070,000
Retained earnings	(2,111,827)
Total Stockholders’ Deficit	(1,041,827)

Total Liabilities and Stockholders’ Deficit	$392,143

WELIVV, INC

INCOME STATEMENT

As of December 31, 2020

(Audited)

2020

Revenues, net of discounts and returns	223,252
Cost of revenues	271,032
Net Profit	(47,780)

Operating Expenses
General and administrative	228,212
Contractors	333,192
Sales and marketing	79,736
Meals and Entertainment	55,239
Software Expenses	28,816
Total Operating Expenses	725,195

Operating losss	(772,975)

Other Income/(Expense)
Interest Expense	99,260
Total other expense	99,260

Net Income (Loss)	(872,235)

WELIVV, INC

STATEMENT OF STOCKHOLDERS’ EQUITY

For Year Ending December 31, 2020

(Audited)

	Common Stock		Discount	Stock	Additional Paid	Subscriptions		Total
	Shares	Par Value	on Capital	Subscription Receivable	in Capital - SAFES	Receivable - SAFEs	Retained Earnings	Stockholders’ Equity
Balance as of January 1, 2020	5,027,918	503	(488)	(15)	1,070,000	(869,038)	(1,213,795)	(1,012,833)

Payment received for SAFEs		-	-	-	-	869,038	-	869,038

Adjustment to retained earnings		-	-	-	-	-	(25,797)	(25,797)

Net Income (Loss)	-	-	-	-	-	-	(872,235)	(872,235)

Balance as of December 31, 2020	5,027,918	503	(488)	(15)	1,070,000	-	(2,111,827)	(1,041,827)

WELIVV, INC

STATEMENT OF CASH FLOWS

For Year Ending December 31, 2020

(Audited)

2020
Cash Flows from Operating Activities
Net Income (Loss)	$(872,235)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Interest on convertible notes	99,258
Changes in assets and liabilities:
(Increase) Decrease in accounts receivable	2,060
(Increase) Decrease in prepaid expenses	7,943
Increase (Decrease) in accounts payable	2,400
Increase (Decrease) in accrued expenses	(1,854)
Increase (Decrease) in customer deposits	(279)

Net cash used in operating activities	(762,708)

Cash Flows from Investing Activities

Net cash used in investing activities	0

Cash Flows from Financing Activities
Advances received (repaid) from related party	(33,836)
Issuance of convertible notes	37,500
(Increase) Decrease in subscription receivable - SAFE	869,038
Issuance of debt	273,997
Retained earnings adjustment	(25,798)

Net cash provided by financing activities	1,120,901

Net change in cash and cash equivalents	358,193

Cash and cash equivalents at beginning of period	33,950
Cash and cash equivalents at end of period	$392,143

WELIVV, INC.

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2020

NOTE 1 – NATURE OF OPERATIONS

WeLivv, Inc. dba Moro (which may be referred to as the “Company”, “we,” “us,” or “our”) was incorporated in Delaware on April 15, 2016. The Company operates an online home furnishings marketplace to connect designers, product creators and consumers. The Company’s headquarters are in New York. The company began operations in 2016.

Since Inception, the Company has relied on issuance of equity, convertible notes, and loans from shareholders to fund its operations. As of December 31, 2020, the Company had negative working capital and will likely incur additional losses prior to generating positive working capital. These matters raise substantial concern about the Company’s ability to continue as a going concern (see Note 9). During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign (see Note 10) and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The accompanying unaudited financial statements do not include all the information and notes required by GAAP for complete financial statements. In the opinion of management, all adjustments considered necessary for the fair presentation of the unaudited financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of December 31, 2020, cash totaled $392,143.

Accounts Receivable

Accounts receivable are stated net of an allowance for doubtful accounts, which is based upon an evaluation of the current status of receivables, historical experience, and other factors as necessary. Uncollectible amounts are written off against the allowance after all collection efforts have been exhausted. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Based on the Company’s business model and revenue recognition methods, as of December 31, 2020, there were no accounts receivable outstanding.

Fixed Assets

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income. In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 350-40, Accounting for Costs of Computer Software Developed or Obtained for Internal Use, the Company has capitalized external direct costs of material and services developed or obtained for software development projects. Amortization for each software project begins when the computer software is ready for its intended use.

Depreciation is provided using the straight-line method, based on useful lives of the assets which can range from three to forty years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for December 31, 2020.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

There is no income tax provision for the Company for the year ending December 31, 2020 as it incurred a taxable loss. In addition, there is a 100% valuation allowance against the net operating losses generated by the Company at December 31, 2020. The Company is taxed as a “C” Corporation.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2020, the unrecognized tax benefits accrual was zero. The Company will recognize future accrued interest and penalties related to unrecognized tax benefits in income tax expense if incurred.

Revenue Recognition

The Company generates revenue primarily from product sales through its website. The Company recognizes net revenue on product sales through the Company’s web site using the gross method, under the system that the Company controls the product before it is transferred to the customer—The Company controls the product when the Company is responsible for fulfilling the promise to the customer and takes responsibility for the acceptability of the goods, assumes inventory risk from shipment through the delivery date, has discretion in establishing pricing, and selects the suppliers of products sold. The Company recognizes net revenues from sales of its products upon delivery to the customer and after payment to product vendors.

Net revenue from product sales includes shipping costs charged to the customer and is recorded net of taxes collected from customers, which are remitted to governmental authorities.

The Company records customer deposits on orders from customers prior to shipping products and records such customer deposits as a liability on the balance sheet as unearned revenue. If the Company prepays for a custom order prior to the third-party vendor supplying the product, the Company records the prepayment as a deposit as an asset on the balance sheet. Cost of goods sold includes the cost for the product and shipping charges incurred.

The Company adopted ASU 2014-09 as of January 1, 2019. The adoption of ASU 2014-09 did not have a material impact on the Company’s balance sheet and financial results for the year ended December 31, 2020.

As of December 31, 2020, net profit/(loss) after discounts and returns was $(47,780).

Advertising

The Company expenses advertising costs as they are incurred. As of December 31, 2020, total advertising costs were $79,736.

Recent Accounting Pronouncements

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as “lessees”, to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In June 2018, FASB amended ASU No. 2018-07, Compensation – Stock Compensation, to expand the scope of Topic 718, Compensation – Stock Compensation, to include share-based payment transactions for acquiring goods and services from nonemployees. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In August 2018, amendments to existing accounting guidance were issued through Accounting Standards Update 2018-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

NOTE 3 – RELATED PARTY

The Company has received advances from the founder and majority stockholder since inception. As of December 31, 2020 the balance of the advances owed to the founder was $189,375. These advances have no interest rate or specified maturity date.

NOTE 4 – CONVERTIBLE NOTES

The Company has issued $675,000 of 12% unsecured convertible notes (the “Notes”) due twenty-four months after initial issuance (“Maturity Date”). The Notes are unsecured. The Notes are due on the Maturity Date with accrued interest if the Notes do not convert prior to the maturity date.

The Notes are automatically convertible into common stock on the completion of an equity offering of $1,000,000 or more (“Qualified Financing”). For Notes totaling $312,500 the conversion price is the lesser of 76% of the price per share of stock received by the Company in a Qualified Financing or the price per share equal to the quotient of a pre-money valuation of $20,000,000 divided by the aggregate number of shares of the Company’s common stock outstanding immediately prior to the initial closing of a Qualified Financing of at least $1,000,000 assuming full conversion or exercise of outstanding stock options and Notes. For the remaining Notes totaling $325,000, the conversion price is 76% of the price per share of stock received by the Company in a Qualified Financing. As the conversion and the resulting effect of the discount on the price per share is not calculable until a Qualified Financing event occurs, there is currently no amount recorded related to the discount.

Notes totaling $25,000 were issued during 2020 under the same terms as above and the maturity dates have not been extended. As of December 31, 2020, the holders of the Notes have not demanded repayment.

The following table shows future maturities of the loans.

For Years Ending December 31,
2019	$375,000
2020	175,000
2021	100,000
2022	25,000
Thereafter	0
Total	$675,000

As of December 31, 2020, the Notes have not yet converted as a Qualified Financing had not yet occurred. The convertible notes are recorded as a liability until conversion occurs.

NOTE 5 – INCOME TAX PROVISION

The Company has filed its income tax return for the period ended December 31, 2020, which will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

Since the passage of the Tax Cuts and Jobs Act of 2017 (“TJCA”), net operating losses can be carried forward indefinitely. The Federal net operating loss carryforward as of December 31, 2020 totaled approximately $2,111,827. Net operating loss carryforwards for state income tax purposes approximate those available for Federal income tax purposes.

NOTE 6 – Loans

PPP Loan

In May 2020 the Company entered into a Paycheck Protection Program Loan (“PPP Loan”) through the Small Business Administration and received a total of $263,997. The loan matures on May 2022 and has an interest rate of 0.98%. The Company can apply for forgiveness of the amount due for costs incurred for payroll costs, payment on a covered rent obligation, and any covered utility payment.

EIDL Loan

In April 2020, the Company received a loan for $10,000 under the Advance on an Economic Injury Disaster Loan (“EIDL”), which will be forgiven as debt under the terms of the CARES Act.

NOTE 7 – STOCKHOLDERS’ EQUITY

The Company has the following classes of equity outstanding:

Common Stock

The Company has 10,000,000 shares of $0.0001 par value common stock authorized as of December 31, 2020 and 5,027,918 shares outstanding as of December 31, 2020.

Preferred Stock

The Company has 10,000,000 shares of $0.0001 par value preferred stock authorized and no shares of preferred stock outstanding as of December 31, 2020.

Additional Paid-In Capital – SAFEs

The Company has issued Simple Agreements for Future Equity (“SAFEs”) totaling $1,070,000 as of December 31, 2020. The SAFEs are automatically convertible into common stock on the completion of a Qualified Financing. The conversion price is the lesser of 76% of the price per share of Stock received by the Company in a Qualified Financing or the price per share equal to the quotient of a pre-money valuation of $20,000,000 divided by the aggregate number of shares of the Company’s common stock outstanding immediately prior to the initial closing of a Qualified Financing assuming full conversion or exercise of outstanding stock options and Notes.

Retained Earnings Adjustment

During 2020, the Company had booked an adjustment for missed general and administrative expenses associated with the 2019 fiscal year. Total 2020 opening retained earnings adjustments of $25,797 were booked to reflect operating expenses adjustments necessary.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

COVID 19

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a “Public Health Emergency of International Concern,” which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

NOTE 9 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation in 2016 and has incurred a loss since inception. The Company’s ability to continue is dependent upon management’s plan to raise additional funds and achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 10 – SUBSEQUENT EVENTS

Anticipated Regulation A Offering

The Company anticipates offering a maximum of 1,127,819 shares of its Class B Non-Voting common stock at a price of $6.65 per share for aggregate maximum gross proceeds of $7,500,000 (the “Offering”) commencing in the Fourth Quarter of 2021.  There is no minimum number of shares that must be sold to close the Offering.  The minimum initial investment amount per subscriber is $266.  The Offering will be conducted on a “best efforts” basis pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 2 offerings directly by the company and on the Republic platform (accessible at https://republic.co) pursuant to an agreement entered into with OpenDeal Broker LLC (“ODB”), an SEC registered broker-dealer that is a member of the Financial Industry Regulatory Authority (“FINRA”) and the Securities Investor Protection Corporation (“SIPC”). In consideration for ODB’s services, ODB will receive in cash (i) for the dollar value of securities sold to investors pursuant to this Offering up to but not in excess of $2,000,000, a 6% commission on the dollar value of the securities issued to investors in this Offering; (ii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $2,000,000 but not greater than $5,000,000, a 4% commission on the dollar value of the securities issued to investors in this Offering; and (iii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $5,000,000; a 2% commission on the dollar value of the securities issued to investors in this Offering.  Excepted from the cash commission calculation are those securities sold to any investor which the company has pre-identified to ODB and invests $25,000 or more in the Offering (“Excepted Investors”).  Additionally, ODB will receive in securities of the same type as we are issuing in this Offering, (i) for the dollar value of securities sold to investors pursuant to this Offering up to but not in excess of $5,000,000, a 2% securities commission; and (ii) for the dollar value of securities sold to investors pursuant to this Offering in excess of $5,000,000; a 1% securities commission.

Management’s Evaluation

Management has evaluated subsequent events through August 10, 2021, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

PART III – EXHIBITS

1.1*	Amended & Restated Engagement Agreement between OpenDeal Broker LLC and the Company.
1.2*	Amended and Restated Certificate of Incorporation of WeLivv, Inc.
1.3*	Bylaws of WeLivv, Inc.
1.4*	Form of Subscription Agreement
1.5*	Form of Pre-Series Seed Convertible Promissory Note, along with amendments thereto, between the Company and certain investors
1.6*	Form of Series Seed Convertible Promissory Note, along with amendments thereto, between the Company and certain investors
1.7*	Form of Bridge Convertible Promissory Note, along with amendments thereto, between the Company and certain investors
1.8*	Form of Crowd SAFE between the Company and certain investors
1.9*	Equity Incentive Plan
1.10*	Powers of Attorney
1.11*	Consent of Independent Auditor
1.12*	Consent Legal Opinion of Claudio R. Ochoa, Esq. as to the legality of the securities being qualified

*	Previously Filed.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 20th day of August, 2021.

WELIVV, INC.

By:	/s/ Andrew Christodoulides
Chief Executive Officer,
Principal Financial Officer, and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Claudio Ochoa, Esq. as his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature		Capacity	Date

By:	/s/ Andrew Christodoulides	CEO,	August 20, 2021
Principal Financial Officer,Director

By:	/s/ Laurence Levi	Director	August 20, 2021